UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton HM 08, Bermuda on May 20, 2019 at 1.00 p.m. for the following purposes:

1.	to elect five directors to serve until the next Annual General Meeting of Shareholders;

2.	to amend the 2015 Stock Incentive Plan to increase the number of shares of Class A Common Stock available for issuance thereunder by 10 million shares;

3.	to amend Bye-laws 137, 145 and 147 of the Company's Bye-laws;

4.	to amend Bye-law 138 of the Company's Bye-laws; and

5.
to appoint Ernst & Young LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2019 and to authorize the directors, acting through the Audit Committee, to approve their fee.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.
Only shareholders of record at the close of business on April 8, 2019 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors,
DANIEL PENN
Secretary
April 9, 2019
IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
_____________________________
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2019
_____________________________
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at its Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton HM 08, Bermuda on May 20, 2019 at 1.00 p.m., and at any adjournments thereof.
General Information on Voting
Shareholders of record holding voting securities at the close of business on April 8, 2019 are entitled to vote at the Meeting in person or by proxy. We recommend that shareholders vote their shares by proxy.
Procedures for voting shares by proxy vary depending on whether you are a registered shareholder (meaning your name appears as a shareholder in our register of members) or a beneficial owner who holds shares through a broker, bank or other nominee. Registered shareholders may vote their shares by proxy by completing and returning the proxy card accompanying this proxy statement. Beneficial owners should follow the instructions of their broker, bank or other nominee to vote their shares by proxy. The shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. If you are a registered shareholder and return a proxy card signed but without instructions for voting, the shares will be voted on the proposals as recommended by the Board of Directors. If you are a beneficial owner and do not provide your bank, broker or other nominee with instructions for voting, your broker, bank or other nominee may only vote on proposals for which they have discretionary voting power. This may result in a broker "non-vote" on a proposal. The impact of broker "non-votes" is explained in further detail under "Meeting Quorum" below and in the description of the vote required for each proposal.
For shareholders who wish to vote their shares in person at the Meeting, procedures for voting at the Meeting differ depending on whether you are a registered shareholder or beneficial owner. Please carefully review "General Matters - Voting at the Meeting" for additional information.
Meeting Quorum
The presence, in person or by proxy, or in the case of a corporation, by its authorized representative, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. Tabulations will be performed by an inspector of elections appointed by the Company.
Outstanding Shares
Shareholders of record of our Class A Common Stock, par value US$ 0.08 per share, ("Class A Common Stock") shall be entitled to one vote for each share then held. At the close of business on April 8, 2019, there were issued and outstanding 253,279,975 shares of Class A Common Stock. The shareholder of record of our Series A Convertible Preferred Stock, par value US$ 0.08 per share, shall be entitled to one vote for each share of Class A Common Stock into which it is convertible. At the close of business on April 8, 2019, one share of our Series A Convertible Preferred Stock was issued and outstanding, which was convertible into 11,211,449 shares of Class A Common Stock. At the close of business on April 8, 2019, no shares of our Class B Common Stock were issued and outstanding.

On April 25, 2018, Warner Media, LLC (formerly Time Warner Inc.) ("Warner Media") and Time Warner Media Holdings B.V. (“TWBV”), which are wholly-owned subsidiaries of AT&T Inc., exercised their outstanding warrants to purchase 100,926,996 shares of Class A Common Stock (the “Warrant Shares”). At the time of the exercise of these warrants, Warner Media and TWBV each undertook for a period of at least two years to transfer their right to vote these Warrant Shares at general meetings of the Company (on all matters other than any resolution in respect of a change of control) to the independent directors of the Company and issued standing proxies to the independent directors authorizing them to vote the Warrant Shares as described in this paragraph. Because these standing proxies have a twelve-month term, each of Warner Media and TWBV will issue a replacement proxy substantially identical to the initial standing proxy on or prior to April 25, 2019. In accordance with these standing proxies, the Warrant Shares will be voted at the Meeting on the proposals in proportion to the votes cast at the Meeting on such proposals, excluding such Warrant Shares.
Mailing Date of Proxy Statement
The date on which this proxy statement and the accompanying proxy card will first be mailed to shareholders is on or about April 16, 2019.
Company Offices
Our registered office is located at O’Hara House, 3 Bermudiana Road, Hamilton HM 08, Bermuda. A subsidiary of the Company maintains offices at Kříženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic.

PROPOSAL 1
ELECTION OF DIRECTORS
Five members of the Board of Directors of the Company (the "Board" or "Board of Directors") are being nominated for election at the Meeting to serve until our next annual general meeting of shareholders. The five nominees are listed below together with brief biographies. As previously reported by the Company, Gerhard Zeiler is currently serving as a director but has decided not to stand for re-election. All nominees are incumbents. The Board of Directors has affirmatively determined that four of the nominees qualify as independent under the NASDAQ Marketplace Rules: John Billock, Alfred Langer, Parm Sandhu and Kelli Turner. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.
Director Nominees
John K. Billock, 70, has served as a Director and as our Chairman of the Board since April 2014. Mr. Billock is a member of the Board of Advisors of Simulmedia, Inc. He served as a Director of TRA Inc. and TiVo Research and Analytics, Inc. from 2007 to 2011 and as a Director of Juniper Content Corporation from January 2007 to December 2008. From October 2001 until July 2005, he was Vice Chairman and Chief Operating Officer of Time Warner Cable Enterprises LLC. Before joining Time Warner Cable, Mr. Billock was with Home Box Office from 1978 to 2001 and served as President of its US Network Group from 1997 to 2001 and President of Sales and Marketing from 1995 to 1997. Before joining HBO, Mr. Billock was a product manager with Colgate Palmolive Company. Mr. Billock received a BA degree in English and Religion from Wesleyan University and an MBA from Boston University. Mr. Billock brings to our Board and its committees experience from his many years in the media industry as well as extensive executive management experience.
Alfred W. Langer, 68, has served as a Director since 2000. Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters. From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company. From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company. From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company. From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers. From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company. Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and its committees substantial financial and financial reporting expertise.
Parm Sandhu, 50, has served as a Director since 2009. Mr. Sandhu is Chairman of Crystal Almond Holdings Limited, the holding company for Wind Hellas, an integrated telecoms operator in Greece and of JPI Media Limited and dataffirm Limited as well as a non-executive director of Hibu. He has previously served as non-executive director of Eir and served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions, and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds an MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and its committees significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Kelli Turner, 48, has served as a Director since 2011. She is President and Chief Operating Officer at SESAC, INC., a music rights licensing company. She is also general partner of RSL Venture Partners. She was previously President and Chief Financial Officer of RSL Management Corporation from February 2011 to April 2012. Prior to that, Ms. Turner was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. (“MSLO”), a diversified media and merchandising company, from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. A lawyer and a registered CPA with significant experience in the media industry, Ms. Turner joined MSLO in 2009 from Time Warner Inc., where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from the University of Michigan. Ms. Turner brings to our Board and its committees a strong financial and business background in the media industry.
Trey Turner, 44, has served as a Director since December 2018. Mr. Turner is Chief Financial Officer for Turner International, Inc. ("Turner International"), an affiliate of Warner Media. He is responsible for all of Turner International’s financial operations, and is an active partner and contributor in shaping the direction of Turner International’s business and implementing its strategy. Prior to this, Mr. Turner was Senior Vice President - Corporate Finance, Mergers & Acquisitions for Turner International, overseeing consolidated financial planning and corporate development activities for the company. Mr. Turner joined Turner International as Director of Finance for CNN worldwide where he was responsible for strategic finance support, leading the financial analysis and business justification for new initiatives, partnerships and investments. Prior to joining Turner International, he was with the corporate finance department of Stephens Inc., a leading investment bank and private equity firm. Mr. Turner earned a Bachelor of Science degree in Analytical Finance from Wake Forest University, where he graduated cum laude and currently serves on the Alumni Council for the School of Business. Mr.Turner brings to our Board broad experience in finance and planning as a senior executive of a major media company in Europe.
There is no arrangement or understanding between any director nominee and any other person pursuant to which such person was selected as a director other than Trey Turner, who was nominated by Warner Media pursuant to the terms of a framework agreement dated as of February 28, 2014, among the Company, Warner Media and TWBV, whereby Warner Media has the right to appoint one less director than the number required to constitute a majority of our Board of Directors, provided that Warner Media continues to own at least 40% of the voting power of the Company.
Vote Required; Recommendation
The election of the Board of Directors requires a simple majority of the votes cast at the Meeting, in person or by proxyholders present at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE FIVE NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
We abide by the corporate governance principles set out in our Corporate Governance Guidelines and outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.
Corporate Governance Guidelines
The Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and serve as a general framework within which the Board operates, including in respect of Board composition and qualifications, director independence, standing committees and the term and retirement of Directors. Our Corporate Governance Guidelines are available on our website at www.cme.net.
Director Independence
The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”. For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) has no material relationship with us or our subsidiaries and that the director is free of any other relationship, whether with us or otherwise, that would interfere with his or her exercise of independent judgment.
On an annual basis, the Corporate Governance/Nominating Committee reviews all material relationships any Director nominee and any director who is serving a term currently may have with the Company. Directors complete questionnaires that are used to establish the independence of independent directors as well as of the members of the Audit Committee and the Compensation Committee, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest. In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.
Following an evaluation of factors specific to each director, the Board has affirmatively determined that four Director nominees have no material direct or indirect relationship with us and qualify as independent directors pursuant to the NASDAQ Marketplace Rules: John Billock, Alfred Langer, Parm Sandhu and Kelli Turner.
Independent Director Meetings
Our independent directors meet in regularly scheduled executive sessions. The non-executive Chairman of the Board presides over the meetings of the independent directors. During 2018, the independent directors held four such meetings.
Codes of Conduct
The Company has codes of conduct that are applicable to all employees and directors. These policies reinforce the importance of integrity and ethical conduct in our business, reflect the robust policy framework that exists within the Company and clarify the procedures for handling whistleblower complaints and other concerns. The Standards of Business Conduct applies to the Company’s employees and sets forth policies pertaining to employee conduct in the workplace, including the accuracy of books, records and financial statements, insider trading, electronic communications and information security, protection of personal data, confidentiality, conflicts of interest, anti-bribery and competition laws. The Standards of Business Conduct also includes information on how employees may report whistleblower complaints or raise concerns regarding questionable conduct or policy violations and provides for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Standards of Business Conduct prohibits retaliation against employees who avail themselves of the policy. Failure to observe the terms of the Standards of Business Conduct can result in disciplinary action (including termination of employment).
The Company also has a Code of Conduct for Non-Employee Directors, which assists the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ obligations to act ethically and honestly, the code also addresses conflicts of interest, compliance with applicable laws and confidentiality.

Both the Standards of Business Conduct and the Code of Conduct for Non-Employee Directors are available on our website at www.cme.net. They are also available in print to any shareholder on request.
Director Nominating Process
The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are proposed by qualifying shareholders. Under our Bye-laws and the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he or she has been the beneficial owner of at least 5% of any class of our outstanding stock for a period of at least one year as of the date of the delivery of such proposal. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether proposed by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Kříženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the proposed nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director. To be considered for inclusion in our proxy statement for an Annual General Meeting, our Bye-Laws and the Corporate Governance/Nominating Committee charter stipulates that proposals must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information. In the case of the 2020 Annual General Meeting, this deadline is December 11, 2019.
Shareholder Communications and Proposals
The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit communications in writing to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Kříženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The Chairman of the Corporate Governance/Nominating Committee shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication. Our Bye-Laws and the Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing (including the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company) and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2020 Annual General Meeting, this deadline is December 11, 2019.

Meetings of the Board of Directors
During the year ended December 31, 2018, the Board of Directors met on six occasions. In 2018, all incumbent members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served during the periods that they served other than Mr. Billock, who attended 71% of such meetings1.
We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation. Senior members of management have been present by teleconference at each annual general meeting to answer any questions posed by shareholders. Historically, shareholders have not attended annual general meetings in person, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, investor conferences and other investor relations activities. In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting. Attendance is left to the discretion of individual directors. One director was present at the 2018 Annual General Meeting.
Committees of the Board of Directors
Audit Committee. The Audit Committee is currently composed of Messrs. Langer and Sandhu and Ms. Turner (Chair). The members of the Audit Committee satisfy the relevant independence and expertise requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. In addition, the Board has determined that Messrs. Langer and Sandhu and Ms. Turner each qualify as “audit committee financial experts”. The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us; (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures and reviewing the risk register with management; (v) reviewing complaints under the Standards of Business Conduct relating to accounting, internal accounting controls or auditing matters; and (vi) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. In addition, the Audit Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2018, the Audit Committee met on eight occasions.
The Audit Committee acts under a written charter which is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is composed of Messrs. Billock, Langer and Sandhu (Chair). The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements. Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. In addition, the Corporate Governance/Nominating Committee is responsible for reviewing, ratifying or approving any related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2018, the Corporate Governance/Nominating Committee met on four occasions.
The Corporate Governance/Nominating Committee acts pursuant to a written charter which is available on our website at www.cme.net. It is also available in print to any shareholder on request.
1 Mr. Billock was not able to attend meetings of the Board of the Directors and the committees of the Board on which he serves on two occasions because of family bereavements. Absent those circumstances, he would have attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he serves.

Compensation Committee. The Compensation Committee is composed of Messrs. Billock (Chair) and Sandhu and Ms. Turner. The members of the Compensation Committee satisfy the relevant independence requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2018, the Compensation Committee met on five occasions.
Our executive compensation programs are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining the compensation of the principal executive officers; (ii) in consultation with the principal executive officers, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table and reviewing the compensation of other senior executives who report to the principal executive officers; (iii) reviewing annually the performance of the principal executive officers; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering the Company's stock incentive plan, including granting equity compensation and setting the terms thereof pursuant to the stock incentive plan. Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.
The Compensation Committee acts pursuant to a written charter which is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Board Leadership Structure and Role in Risk Oversight
Since April 2014, Mr. Billock has served as non-executive Chairman. The Chairman is appointed annually following the Annual General Meeting by at least a majority vote of the remaining directors. The role of the Chairman is to preside over meetings of the Board as well as meetings of the independent directors. The Chairman also provides advice to management. Since September 2013, the Company has had two co-Chief Executive Officers, Michael Del Nin and Christoph Mainusch, who are not members of the Board. Mr. Del Nin oversees corporate matters and Mr. Mainusch focuses primarily on operations. We believe that this is the most appropriate Board structure for the Company. Mr. Billock, with his extensive prior media and executive experience, leads the Board in providing broad oversight of our overall strategy and the development of the Company, and Mr. Del Nin and Mr. Mainusch, our co-Chief Executive Officers, utilizing their extensive management and operational experience in overseeing the Company’s day-to-day operations, are dedicated to achieving the business objectives of the Company in terms of operating and financial performance.
The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our co-Chief Executive Officers consult regularly with directors regarding strategic and operational risks. Generally, the Board holds four regularly scheduled meetings per year at which directors receive a presentation regarding the business as well as relevant strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Compensation Committee and Audit Committee are tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS
Set forth below is certain information describing our current executive officers, all of whom are Named Executive Officers (as defined below). The terms of office of such officers are at the discretion of the Board of Directors and/or the co-Chief Executive Officers.
Michael Del Nin, 48, has served as the Company’s co-Chief Executive Officer since September 2013. From October 2009 until September 2013, he was a member of the Company’s Board of Directors. Prior to his appointment as co-Chief Executive Officer of the Company, Mr. Del Nin was the Senior Vice President of International and Corporate Strategy at Time Warner Inc. from April 2008 until September 2013, in which capacity he helped drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. From 2006 to 2008, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line Cinema’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker focused on the media industry at Salomon Smith Barney in New York. Mr. Del Nin holds an undergraduate business degree from Bocconi University and a law degree from the University of New South Wales.
Christoph Mainusch, 56, has served as the Company’s co-Chief Executive Officer since September 2013. Prior to joining the Company, he was an advisor to the President of Turner Broadcasting International, a wholly-owned subsidiary of Time Warner Inc., where he consulted on various projects from April 2013 until September 2013. From March 2004 to December 2012, Mr. Mainusch was a member of the Operational Management Committee of the RTL Group, a European entertainment network. From September 2009 to February 2012, Mr. Mainusch served as Chief Executive Officer of the Alpha Media Group in Greece, a terrestrial broadcast company partly owned by the RTL Group. Mr. Mainusch served as Chief Executive Officer of RTL Televizija in Croatia from 2004 to 2009. From 1996 until 2004, Mr. Mainusch served as Chief Executive Officer of ACS Media GmbH. Mr. Mainusch started his career as a freelancer for the public broadcaster Bayerischer Rundfunk in 1987, followed by several positions at commercial broadcasters SAT.1, Tele 5, and RTL 2.
Daniel Penn, 53, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Development/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with the law firm Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.
David Sturgeon, 49, has served as the Company’s Chief Financial Officer since June 2014 when he was also named an Executive Vice President of the Company. Prior to that, he served as Acting Chief Financial Officer from October 2013 and as Deputy Chief Financial Officer from July 2009. He oversees all of the Company's finance, accounting, business systems, internal audit, treasury and tax activities. Mr. Sturgeon joined the Company as Group Financial Controller in 2005, prior to which he was with Equant N.V., from 2002. From 1990 to 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice. Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information about the Company’s compensation programs and policies for our Named Executive Officers. In 2018, our Named Executive Officers were the co-Chief Executive Officers, the Chief Financial Officer and the General Counsel.
Philosophy and Objectives of Compensation Programs
General Philosophy
We believe the total compensation of our Named Executive Officers as well as other members of management and employees should support the following objectives:

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Attract, retain and motivate personnel with the experience and expertise to drive us to achieve our objectives. We provide opportunities to earn significant compensation to key executives and other managers who are able to deliver competitive results.

•
Create a mix of short-term and long-term compensation to promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking. The mix between short-term and long-term compensation is also designed to reflect the roles and responsibilities of individual managers, with a substantially higher percentage of the total potential compensation of senior executives tied to variable (versus fixed) pay than other employees.

•
Reward executives for creating shareholder value. This means that our long-term incentives are equity-based, including performance-based awards, and represent a significant percentage of the total potential compensation that senior executives may earn.

•
Create a strong culture that rewards results. This means that compensation is designed to reward the achievement of specific performance goals of the Company and that the opportunity to earn an annual incentive and performance-based awards requires a threshold level of performance.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance. This means that the Compensation Committee places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Beginning in 2015, the Company has adapted its executive compensation programs to further these objectives. The most significant of these changes has been the transition of the Company’s pay practices to increase the percentage of variable compensation for Named Executive Officers, which is compensation that is tied to objective performance measures or that is equity-based. This includes the incorporation of performance-based long-term incentive programs for Named Executive Officers in to the Company’s compensation programs. The first such program was adopted in 2015; following its conclusion during 2018, the Company adopted a new performance-based long-term incentive program at the end of 2018 (as described below under “Elements of Compensation - Long Term Equity Incentive Programs”).
2018 Company Performance in Review
The Company’s strong operating results in 2018 reflect the considerable progress it has made in the execution of its strategy. The Company maintained its audience share leadership and television advertising market shares in 2018 by leveraging its competitive advantages and making targeted investments in local programming in certain markets. In addition, it achieved another year of robust growth in carriage fee revenues and expanded its online offerings to further diversify its revenue streams. Building on the momentum of prior years, the Company took advantage of overall growth in its television advertising markets, its successful efforts to increase carriage fees and its focus on controlling costs to achieve further improvements in the profitability of its operations and free cash flow generation, which increased by nearly 30% compared to 2018.

2018 Financial Highlights
We evaluate our consolidated results and the performance of our operating segments based on net revenues and OIBDA2. These metrics for the years ended December 31, 2018 and 2017 are summarized in the tables below:

	For The Year Ending December 31, (US$ 000's)
			Movement
	2018	2017	% Act	% Lfl
Net revenues	$703,906	$642,868	9.5%	5.3%
Operating income	177,587	139,914	26.9%	25.1%
Operating margin	25.2%	21.8%	3.4 p.p.	4.0 p.p.
OIBDA	222,674	179,767	23.9%	20.9%
OIBDA margin	31.6%	28.0%	3.6 p.p.	4.0 p.p.

(a)
While the reporting currency of the Company is the dollar, our consolidated revenues and costs are divided across a range of European currencies and the Company’s functional currency is the Euro. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on actual (“% Act”) percentage movements, which includes the effect of foreign exchange, as well as like-for-like percentage movements (“% Lfl”). The like-for-like percentage movement references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs.

Consolidated net revenues increased 10% at actual rates and 5% at constant exchange rates in 2018 compared to 2017 due to an increase in both television advertising revenues and carriage fee and subscription revenues. Television advertising spending in the Company’s markets grew an estimated 3% at constant rates in 2018 compared to 2017. Consolidated television advertising revenues grew 7% at actual rates and 3% constant rates due to increases in advertising spending in our four largest markets. Carriage fees and subscription revenues increased 19% at actual rates and 15% at constant rates, primarily due to additional carriage fees from higher prices in contracts with cable, satellite and internet protocol television operators in Slovenia since those operations ceased broadcasting on digital terrestrial transmission in January 2017.
Costs charged in arriving at OIBDA increased by 4% at actual rates and decreased by 1% at constant rates in 2018 compared to 2017. Content costs were broadly flat at constant rates, as the Company offset higher spending for more original local content in certain markets with savings in foreign acquired content. The decrease in costs overall was driven primarily by lower personnel expenses, transmission fees and bad debt charges.
The Company’s efforts to control costs while improving revenues led to a fifth consecutive year of OIBDA margin expansion, which increased to 32% in 2018 from 28% in 2017.
2 OIBDA, which includes program rights amortization costs, is determined as operating income / (loss) before depreciation, amortization of intangible assets and impairment of assets and certain unusual or infrequent items that are not considered by our chief operating decision makers when evaluating our performance. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see Part II, Item 8, Note 20 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018 accompanying this proxy statement.

Free Cash Flow and Unlevered Free Cash Flow

	For The Year Ending December 31, (US$ 000's)
	2018	2017	Movement
Net cash generated from operating activities	$109,024	$93,301	16.9%
Capital expenditures, net	(24,540)	(27,947)	12.2%
Free cash flow	84,484	65,354	29.3%
Cash paid for interest (including mandatory cash-pay Guarantee Fees)	43,350	47,197	(8.2)%
Cash paid for Guarantee Fees previously paid in kind	27,328	—	NM (1)
Cash paid for Guarantee Fees that may be paid in kind	812	8,343	(90.3)%
Unlevered free cash flow	$155,974	$120,894	29.0%
(1) Number is not meaningful.
Our unlevered free cash flow3 increased in 2018 compared to 2017, reflecting higher cash collections from revenue growth as well as lower capital expenditure. This was partially offset by higher cash paid for income taxes.
Although the Company’s interest expense decreased significantly during 2018 compared to 2017, the proportion of interested expense the Company was required to pay in cash increased. In addition, the repayments made by the Company in 2018 included the repayment in the third quarter of US$ 27.3 million of guarantee fees that were paid in kind in prior years. The cash paid for guarantee fees previously paid in kind was reflected in both free cash flow and net cash generated from continuing operating activities. The Company ended 2018 with cash of US$ 62.0 million.
Key Developments in 2018
The Company's successful effort to control costs while continuing to increase net revenues resulted in an increase in OIBDA year-on-year by nearly 24% at actual rates. That reflects the fifth consecutive year where OIBDA has grown at an annual rate in excess of 20% and the twentieth consecutive quarter where trailing twelve-month OBIDA has grown.

*	At actual rates.
3 Free cash flow is defined as cash flows from operating activities, less purchases of property, plant and equipment, net of disposals of property plant and equipment and excludes the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA in our financial statements because they are not considered by our chief operating decision makers when evaluating our performance. Unlevered free cash flow is free cash flow before the payment of interest and commitment and guarantee fees on our senior debt.

In addition to the sustained improvements in OIBDA, the Company has made significant progress in reducing its indebtedness.
Improving the Capital Structure
Since the beginning of 2018, the Company has taken a number of steps to pay down a significant portion of its long-term debt and related interest and guarantee fees in order to achieve a significant reduction in its indebtedness and cost of borrowing.
On February 5, 2018, the Company entered into an amendment to extend the maturity of one of its Euro-denominated senior term credit facilities (the “2019 Euro Loan”) from November 1, 2018 to May 1, 2019, and shortly thereafter repaid EUR 50 million (approximately US$ 61.6 million at the date of payment) of the outstanding principal amount of that loan with cash on hand.
On April 25, 2018, the Company entered into a series of amendments to extend the maturity dates and modify certain other terms of its Euro-denominated senior credit facilities maturing in 2021 (the “2021 Euro Loan”) and 2023 (the “2023 Euro Loan”) and its revolving credit facility (the “2023 Revolving Credit Facility”) as well an amendment of the reimbursement agreement (the “Reimbursement Agreement”) with Warner Media, to reduce the rates under the pricing grid in the Reimbursement Agreement used to calculated the guarantee fees payable to it as the guarantor of the Company’s currently outstanding senior indebtedness.
During the second quarter of 2018, the Company also received proceeds of US$ 100.9 million from the exercise of 100,926,996 warrants by Warner Media as well as an additional US$ 4.8 million from the exercise of warrants by other shareholders prior to their expiration on May 2, 2018. On May 3, 2018, the Company repaid an additional EUR 110.0 million (approximately US$ 132.0 million at May 3, 2018 rates) of the outstanding principal amount of the 2019 Euro Loan with proceeds from the warrant exercises as well as cash generated by the business.
Due to the significant increase in cash generated by the business, on January 31, 2019 the Company repaid EUR 60.0 million (approximately US$ 68.9 million at January 31, 2019 rates) of the outstanding principal balance of the 2021 Euro Loan. The outstanding principal amount on this loan is currently EUR 150.3 million and it represents the Company’s nearest maturity, in November 2021.
Croatian Transaction
In July 2017, the Company agreed to sell its operations in Slovenia and Croatia to Slovenia Broadband S.a.r.l., a wholly owned subsidiary of United Group B.V., subject to the receipt of regulatory approvals and other customary closing conditions. On July 5, 2018, the sale agreement was amended to permit the sale of the Croatian operations (the "Croatian Transaction") and the Slovenia operations separately.
The Croatian Transaction was completed on July 31, 2018 and the Company received cash consideration (including a working capital adjustment) of EUR 86.4 million (approximately US$ 101.4 million at July 31, 2018 rates). The Company used the proceeds from the Croatian Transaction together with surplus cash on hand to repay EUR 40.8 million (approximately US$ 47.9 million at July 31, 2018 rates) of the outstanding principal amount of the 2019 Euro Loan plus accrued interest and to repay EUR 25.0 million (approximately US$ 29.3 million at July 31, 2018 rates) of the outstanding principal amount of the 2021 Euro Loan. In addition, the Company applied US$ 41.2 million toward the repayment of guarantee fees payable as of the date of repayment on the 2019 Euro Loan and guarantee fees and a commitment fee previously paid in kind payable in connection with the repayment made on the 2021 Euro Loan.
On January 18, 2019, the Company terminated the agreement for the sale of the Slovenian operations as the requisite regulatory approvals had not been received as of the long stop date then in effect.

Accelerating Deleveraging
As a result of these repayments, the Company reduced the amount of senior long-term debt by more than 25%. As at December 31, 2018, the Company’s aggregate principal amount of senior debt outstanding was less than US$ 800.0 million, compared to US$ 1.1 billion as at December 31, 2017.

	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Weighted average costs of borrowing	11.7%	9.5%	9.2%	9.2%	8.8%	7.3%	7.3%	6.0%	6.0%	5.0%	4.1%	3.5%	3.5%
Gross debt (including related payables) (in US$ millions)	1,102	1,104	1,090	1,088	1,051	1,065	1,150	1,128	1,155	1,123	943	821	812
Under the amended pricing grids, the reduced leverage has resulted in an average cost of borrowing of 3.5% on the Company’s senior debt, which is less than half of what it was during the first half of 2017. Additionally, the Company’s continued improvements in financial performance and debt reduction contributed to a reduction in the Company’s net leverage ratio (as determined under the Reimbursement Agreement) to 3.5 times at the end of 2018, down from 5.4 times at the end of 2017 and 10.0 times at the end of 2014.
Achieving a more sustainable leverage ratio will provide a firm foundation for long-term value creation for shareholders.

Looking ahead
The Company’s results in 2018 reflected continued success in the execution of its strategy, which has positioned the Company for further growth and higher profitability of its operations in the future. Going forward, the Company remains focused on long-term value creation primarily by enhancing the performance of its broadcasting assets, which is expected to continue to improve operating margins and free cash flow generation. Key aspects of that strategy include:

•	leveraging content that is popular with the Company’s target demographics to maintain or increase the Company’s television audience share leadership and advertising market shares;

•	increasing carriage fees and subscription revenues to provide more diversified and predictable income;

•	maintaining strict cost discipline while safeguarding the Company’s brands and competitive strengths to increase profitability; and

•	optimizing our capital structure and evaluation capital allocation alternatives to improve shareholder returns.
The Company expects to keep its broadcasting operations at the forefront of trends in media consumption in their markets and to maintain their leadership positions there. As market leaders with experienced management teams in each country, the Company is well positioned to identify new challenges in a timely manner and adjust its strategy as new opportunities or competitive threats arise.
Elements of Compensation
Our executive compensation programs, covering Named Executive Officers and other members of senior management, consists principally of base salary, an annual non-equity incentive award and long-term incentives, as set out below.
Base Salary
Salary levels for each of our Named Executive Officers are approved by the Compensation Committee and set out in their employment agreements. Employment agreements are customary for all employees in the countries in which we operate. Key considerations in establishing base salary levels and any increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; the experience, expertise and specific performance of the individual; the general financial performance of the Company; the general economic environment, and in the case of the co-Chief Executive Officers, compensation levels of similarly positioned executives at peer group companies. The Compensation Committee reviews these salary levels each year to determine whether any adjustment is appropriate.
Annual Non-equity Incentive Plans
Executives, managers and other key employees are eligible to earn annual non-equity incentive awards under their employment agreements or in accordance with the Company’s compensation practices and guidelines. Award opportunities vary by position and level in the organization. Annual non-equity incentive plan award targets for management generally consist of quantitative targets based on the Company’s financial performance goals and qualitative individual performance targets. The split between the financial targets and individual performance targets varies based on the role and level of seniority of an employee in the Company, with specific targets and weightings intended to correlate with the role or responsibilities of the relevant member of management.

Targets for the co-Chief Executive Officers are set by the Compensation Committee, and targets for the remaining Named Executive Officers are set by the co-Chief Executive Officers and recommended to the Compensation Committee for approval. In setting targets, the Compensation Committee’s approach is intended to have the Named Executive Officers be accountable for both the overall performance of the business and individual areas of responsibility in respect of key strategic or operational goals of the Company. In view of the Company’s capital structure, historically high levels of indebtedness and deleveraging strategy, the Compensation Committee has used OIBDA and unlevered free cash flow as key financial metrics for measuring management’s performance; they are among the key measures the Company uses to evaluate its performance on a Company-wide basis. Unlevered free cash flow is measured as free cash flow before the payment of interest or guarantee fees on the Company’s senior debt. Following a repricing of the Company’s guarantee fees in March 2017 and April 2018, the Company pays all interest and related guarantee fees on its outstanding indebtedness in cash. In addition, the Company has used cash generated by the business to pay certain commitment and guarantee fees that were previously paid in kind. These cash payments are all reflected in free cash flow; accordingly, unlevered free cash flow best illustrates the cash generated by the Company’s operations.
The target non-equity incentive plan award Named Executive Officers are eligible to earn is equal to 100% of base salary. In addition, Named Executive Officers have the opportunity to earn up to 200% of base salary for exceeding target levels within a specified range. They are not entitled to earn any non-equity incentive compensation if specified threshold levels are not achieved. The target, maximum and threshold levels for 2018 are set out in “2018 Compensation Decisions - Annual Non-equity Incentive Plan Targets” below.
While performance targets form the basis for awarding non-equity incentive plan compensation, the Compensation Committee believes that judgment is also an important factor and the Compensation Committee can exercise discretion in determining awards. Accordingly, the Compensation Committee may take factors such as unexpected macroeconomic events or the impact of significant changes in strategy into consideration and may reasonably determine ranges or absolute numbers above or below which awards may be earned in respect of specific performance targets. The Compensation Committee may also award discretionary bonuses or establish other performance criteria for purposes of creating incentives for the achievement of specific objectives in addition to the annual incentive plans. The Compensation Committee did not award any discretionary bonuses to Named Executive Officers in 2018 and has not made any such discretionary bonus awards since 2013.
Long-Term Equity Incentive Programs
Each year the Compensation Committee, which administers the Company's 2015 Stock Incentive Plan, reviews and has approved annual grants of equity incentive awards to the Named Executive Officers as well as other senior employees. Such awards include time-based restricted stock units and performance-based restricted stock units, and have previously included options. The types of awards granted and the levels are determined on the basis of an individual’s position in the organization and reflect a number of other considerations, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements.
Long-term equity incentives are an important element of the Company’s compensation programs. They are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.
The Compensation Committee has used time-based restricted stock units, which expose recipients to downside price risk, as the principal long-term incentive award. Following the Company’s successful financial turnaround in 2014 and 2015 and the general economic recovery in our markets, the Compensation Committee has changed the mix of long-term equity incentives awarded to Named Executive Officers under the Company's 2015 Stock Incentive Plan to include performance-based restricted stock units, initially pursuant to the 2015 LTIP (defined below) and currently pursuant to the 2019 LTIP (defined below).
In 2015 the Compensation Committee implemented its first multi-year performance-based incentive program (the “2015 LTIP”); and following the early termination of the 2015 LTIP on the completion of the Croatian Transaction, the Compensation Committee adopted a new multi-year performance-based incentive program and granted awards having similar vesting terms and conditions (the “2019 LTIP”). Going forward, the Compensation Committee intends for performance-based incentives to constitute a key component of the Company’s compensation programs.

Under the 2015 LTIP and the 2019 LTIP (collectively, the “LTIPs”), Named Executive Officers received a one-time award of performance-based restricted stock units. The payout opportunity ranges between 0% and 200% of the target award of performance-based restricted stock units for the achievement of cumulative OIBDA and unlevered free cash flow targets over a four-year period. Under the LTIPs, 50% of the award may be earned for achieving a cumulative four-year OIBDA target and 50% for achieving a cumulative four-year unlevered free cash flow target, in each case measured at constant currency rates set in the Company’s 2015 budget or 2019 budget, as applicable.
In addition, Named Executive Officers have the opportunity to earn 25% of the target award following the second anniversary of the grant if a cumulative two-year target for both OIBDA and unlevered free cash flow are reached, and to earn 25% of the target award after the third anniversary of the grant if a cumulative three-year target for both OIBDA and unlevered free cash flow are reached. Any portion of the target award earned following the second or third anniversary is netted off any award earned at the end of the performance period. The maximum payout is capped at 200% of the target amount; and in the event specified minimum cumulative thresholds for OIBDA or unlevered free cash flow are not achieved during the four-year period, no awards will be earned in respect of such target. The payout opportunity for the achievement of results between the target and the maximum or the threshold is measured on a straight-line basis. In addition, in the event of the early termination of an LTIP, the cumulative OIBDA and unlevered cash flow achieved is measured on the basis of the actual results for each completed fiscal year and the target amount of OIBDA or unlevered free cash flow for any uncompleted fiscal year (see under "2018 Compensation Decisions - Long-term Equity Incentive Awards").
At the time of grant, the award made to each Named Executive Officer under the 2015 LTIP was intended to reflect the cumulative amount of such awards it may have otherwise made over the four-year performance period. In connection with the adoption of the 2019 LTIP, the Compensation Committee is intending to implement a long-term incentive prior to the end of the four-year performance period of the 2019 LTIP, subject to completing a review of the performance targets to be used for purposes of such long-term incentive.
Use of Peer Group Companies
The Compensation Committee gives consideration to a peer group of companies when making certain decisions regarding compensation. The peer group may be used as an input for such compensation elements as base salary, equity incentives (including performance-based awards) and total direct compensation as well as to benchmark the competitiveness of the Company’s compensation plans.
The current peer group was developed in 2017 with independent compensation consultant Clearbridge Compensation Group ("Clearbridge") and senior management of the Company. The Compensation Committee sought the assistance of Clearbridge in adapting the peer group in light of the improved financial position of the Company and changes in the composition of the peer group then used by the Company. The current peer group consists of publicly traded companies primarily in the U.S. and Europe and was generally developed on the basis of the following selection criteria: (i) companies in industries or businesses similar to the Company and (ii) companies having a comparable size as the Company (based primarily on revenues and enterprise value). No changes were made to the peer group in 2018.

The following companies comprise the peer group:

Nexstar Media Group Inc.	Entravision Communications Corporation	The E.W. Scripps Company
Tribune Media Company	MSG Networks Inc.	Modern Times Group MTG AB
Outfront Media Inc.	Urban One Inc.	Metropole Television S.A.
National CineMedia Inc.	Entercom Communications Corp.	Atresmedia Corporación
Lamar Advertising Company	Gray Television Inc.	Mediaset Espana Communicacion, S.A.
In view of the fact that the Company has co-Chief Executive Officers, the Compensation Committee generally evaluates the compensation of each of them against the average compensation of the chief executive officer and the second highest paid executive of the peer group. Subsequent to a review conducted in 2017, the Compensation Committee has determined to review and adjust as appropriate the amount of long-term incentive plan compensation to be awarded in order to bring the total direct compensation of the co-Chief Executive Officers up to the median level of the average total direct compensation of the chief executive officer and second highest paid executive officer of the peer group of companies. (See the “Grants of Plan-based Awards” table below.)

2018 Compensation Decisions
Overview
The Company has been transitioning its compensation practices in order to provide for a higher proportion of variable compensation, including equity-based compensation, in total direct compensation. Such compensation, which is at-risk by being tied to performance, is intended to more closely align the interests of management and the shareholders and incentivize management toward achieving the performance goals of the Company and creating long-term value for shareholders.
We believe the strong financial results in 2018, including significant OIBDA growth and margin expansion, affirm the Company’s ability to deliver increased profitability. Executing on its strategy for the operations, making substantial progress in reducing the overall net leverage ratio, and undertaking steps to deleverage at a faster pace have positioned the Company to achieve higher levels of profitability and free cash flow generation in the future and put the Company in a better position to consider capital allocation alternatives.
As a result of this transition, variable compensation represented 82% of total direct compensation of our co-Chief Executive Officers in 2018 (adjusted as described below):

(a)	Annual Base Salary

(b)	Annual Non-Equity Incentive Award

(c)	Equity-based Awards (1)

(1) Includes a pro-rated portion of the target amount of performance-based restricted stock units granted in 2015, additional performance-based restricted stock units awarded on the conclusion of the 2015 LTIP, the performance-based restricted stock units granted in December 2018, and the pro-rated portion of options originally granted in 2015 (described above under “Elements of Compensation - Long-Term Equity Incentive Program”).
Because the awards of performance-based restricted stock units and options in 2015 were one-time grants made in connection with the 2015 LTIP, the original award amounts have been pro-rated over their four-year performance period in the graph above, which provides a more representative illustration of how these equity-based awards were regarded when annual grants of long-term equity incentives were under consideration during that period. Additional performance-based awards earned under the 2015 LTIP at its termination are also reflected in this graph (see "Long-term Equity Incentive Awards" below). Because the Compensation Committee is intending to implement an additional long-term incentive program prior to the expiration of the 2019 LTIP, that award has not been pro-rated.
Annual Base Salary
The Compensation Committee approved increases of 3% in the base salary of Named Executive Officers with effect from January 1, 2018.
After giving effect to the proration of the one-time equity awards made in 2015 and the other adjustments described in the graph above, base salaries on average accounted for 19% of the total direct compensation of our Named Executive Officers in 2018. (Total direct compensation consists of base salary, non-equity incentive plan awards and annual equity incentives based on the grant value.)

Annual Non-equity Incentive Plan Targets
In 2018, each Named Executive Officer was entitled to earn 75% of his non-equity incentive plan award for the achievement of quantitative financial targets based on the Company’s performance and 25% for the achievement of qualitative targets tied to individual performance. The quantitative targets consisted of Consolidated Budgeted OIBDA4 of US$ 189.85 million (with a weighting of 50%) and Budgeted Unlevered Free Cash Flow5 of US$ 128.6 million (with a weighting of 25%). The quantitative targets for 2018 were set at the end of 2017 based on the financial performance of the Company’s four operating segments at that time (Bulgaria, Czech Republic, Romania and Slovakia) as the operations in Slovenia and Croatia were classified as held for sale and reported in discontinued operations pursuant to the sale agreement entered into in July 2017 (see “2018 Company Performance in Review - Croatian Transaction” above). Individual qualitative targets are based on achieving specific annual objectives, including business goals, completion of strategic initiatives, communications, and organizational and employee development.
Each of the Named Executive Officers was entitled to earn an award equal to 100% of target for the achievement of Consolidated Budgeted OIBDA, Budgeted Unlevered Free Cash Flow and individual performance targets, with the total opportunity to earn a non-equity incentive plan award ranging of between 0% and 200% of their annual base salary. If Consolidated Actual OIBDA6 reached US$ 200.8 million and Actual Unlevered Free Cash Flow7 reached US$ 139.6 million, each Named Executive Officer was entitled to earn an award of 200% of annual base salary. No Named Executive Officer was entitled to earn any amount in respect of Consolidated Budgeted OIBDA in the event Consolidated Actual OIBDA was less than US$ 178.8 million or in respect of Budgeted Unlevered Free Cash Flow in the event Actual Unlevered Free Cash Flow was less than US$ 117.6 million.
2018 Non-equity Incentive Plan Awards
Each of the co-Chief Executive Officers earned a non-equity incentive plan award for 2018 of US$ 1.9 million. The Company achieved Consolidated Actual OIBDA of US$ 204.0 million and Actual Unlevered Free Cash Flow of US$ 143.0 million8, which exceeded the upper end of the range for earning a non-equity incentive plan award9. The Compensation Committee determined that the individual performance targets had been achieved, which included the achievement of operating performance targets in the face of significant competition, diversifying revenues through the
4 Consolidated Budgeted OIBDA is equal to consolidated OIBDA based on the Company’s 2018 budget (as adjusted for the classification of the operations in Slovenia and Croatia as discontinued operations), translated at exchange rates used in the Company’s 2018 budget.
5 Budgeted Unlevered Free Cash Flow is free cash flow before the payment of interest or commitment and guarantee fees on the Company’s senior debt based on the Company’s 2018 budget (as adjusted for the classification of the operations in Slovenia and Croatia as discontinued operations), translated at exchange rates used in the Company’s 2018 budget.
6 Consolidated Actual OIBDA is equal to actual consolidated OIBDA in 2018 excluding the OIBDA of the Slovenia operating segment, which had previously been classified as discontinued, translated at exchange rates used in the Company’s 2018 budget.
7 Actual Unlevered Free Cash Flow is unlevered free cash flow in 2018 excluding the unlevered free cash flow of the Slovenia operating segment, which had previously been classified as discontinued, translated at exchange rates used in the Company’s 2018 budget.
8 Because of foreign exchange movements since the Company set its 2018 budget and because the targets for the 2018 non-equity incentive plan awards were set and achievement determined while the Slovenia operations were still reported as discontinued operations, the reported OIBDA and reported unlevered free cash flow of the Company differ from the Consolidated Actual OIBDA and Actual Unlevered Free Cash Flow, which are measured at budgeted exchange rates.
9 If the target amounts for Consolidated Budgeted OIBDA and Budgeted Unlevered Free Cash Flow had included the Slovenia operating segment, which had previously been classified as discontinued, the targets would have been US$ 213.0 million and US$ 143.9 million, respectively, and Consolidated Actual OIBDA would have been US$ 228.0 and Actual Unlevered Free Cash Flow would have been US$ 158.0 million, translated in each case at exchange rates used in the Company’s 2018 budget.

growth of carriage fees and expanding the Company’s online offerings, implementing cost saving initiatives and effectively controlling costs, negotiating a reduction in the pricing of the Company’s most expensive indebtedness and extending their maturities, completing the sale of the Company’s operations in Croatia, securing the repayment of more than US$ 300.0 million of gross debt, and overseeing the implementation of improvements to the management of the business through recruitment and development.
The Chief Financial Officer earned a non-equity incentive plan award for 2018 of US$ 1.1 million. The Company achieved the Consolidated Actual OIBDA and Actual Unlevered Free Cash Flow set out above, which exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee determined that the individual performance targets had been achieved, which included successful oversight of the Company’s financial reporting obligations and audit processes, contributing to the Company’s successful effort to reduce the pricing on its senior indebtedness and extend their maturities, and introducing further improvements to the Company’s financial systems and processes for better budgeting and planning performance.
The General Counsel earned a non-equity incentive plan award for 2018 of US$ 1.1 million. The Company achieved the Consolidated Actual OIBDA and Actual Unlevered Free Cash Flow set out above, which exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee also determined that the individual performance targets had been achieved, which included providing effective advice to the co-Chief Executive Officers, the Board and its committees on a number of significant legal issues and strategic initiatives for the Company, managing the negotiation of a transaction to reprice the Company’s indebtedness and extend their maturities, successfully completing the sale of the Company’s Croatia operations, providing advice and assistance with respect to corporate, compliance and regulatory matters, and overseeing the expansion of the internal compliance program, including to address relevant legislative and regulatory developments.
The Compensation Committee measured the achievement of financial targets against the results delivered by the Company in respect of such targets for 2018, translated at exchange rates used in the Company’s 2018 budget in order to exclude the impact of exchange rate movements on internal performance targets. We use this approach because we believe that incentive targets should measure the underlying results of the business and management should be encouraged to make decisions that drive long-term value creation rather than to address short-term currency fluctuations or short-term non-recurring items. The Compensation Committee measured the achievement of individual performance targets against actual performance of the business or based on Board-level assessments of the co-Chief Executive Officers and self-assessments by the other Named Executive Officer that are reviewed by the co-Chief Executive Officers, who make recommendations to the Compensation Committee.
After giving effect to the proration of the one-time awards made in 2015 and the adjustments described in the graph above, non-equity incentive plan awards on average accounted for 39% of the total direct compensation of our Named Executive Officers in 2017.
Long-Term Equity Incentive Awards
The Compensation Committee elected to award time-based and performance-based restricted stock units to Named Executive Officers in 2018. These awards are consistent with the Compensation Committee’s objective of having a meaningful proportion of total compensation consist of equity-based compensation, which is designed to better align the interests of management with shareholders. The dates and values of the equity grants to Named Executive Officers are included in the “Grants of Plan-Based Awards” table below. Fifteen other employees were awarded time-based restricted stock units. The time-based awards vest in four equal installments on each anniversary of the grant date.

In the first quarter of 2018 the Compensation Committee also confirmed that the Named Executive Officers had earned 25% of the target amount of the performance-based restricted stock units for each Named Executive Officer under the 2015 LTIP, which awards vested in March 2018. As described under “Elements of Compensation - Long-term Equity Incentive Programs”, Named Executive Officers had the opportunity to earn 25% of the target award following the third anniversary of the grant if a cumulative three-year target for both OIBDA and unlevered free cash flow are reached. The three-year target for consolidated OIBDA under the 2015 LTIP was US$ 472.0 million, and actual cumulative consolidated OIBDA for the three-year performance period, translated at the exchange rates in the Company’s 2015 budget, was $510.0 million. The three-year target for consolidated unlevered free cash flow under the LTIP was US$ 310.0 million, and actual cumulative consolidated unlevered free cash flow for the three-year performance period, translated at the exchange rates in the Company’s 2015 budget, was US$ 358.0 million. Because both cumulative targets were exceeded, 25% of the target amount of the performance-based restricted stock units awarded to each Named Executive Officer vested (as set out below in the “Stock Vested” table).
In July 2018, the Compensation Committee confirmed the early termination of the 2015 LTIP in connection with the completion of the sale of the Company’s Croatian operations (see “2018 Company Performance in Review - Croatian Transaction” above)10. As described under “Elements of Compensation - Long-term Equity Incentive Programs”, Named Executive Officers have the opportunity to earn an amount between 0% and 200% of the target award of performance-based restricted stock units for the achievement of cumulative OIBDA and unlevered free cash flow targets over the four-year period of the LTIP (less the amounts of the target award that vested following the second anniversary and the third anniversary of the original grant).
The four-year target for consolidated OIBDA under the 2015 LTIP was US$ 699.0 million and actual cumulative consolidated OIBDA for the performance period, translated at the exchange rates in the Company’s 2015 budget, was $737.0 million. The four-year target for consolidated unlevered free cash flow under the 2015 LTIP was US$ 490.0 million, and actual cumulative consolidated unlevered free cash flow for the performance period, translated at the exchange rates in the Company’s 2015 budget, was US$ 538.0 million. Because both cumulative targets were exceeded, the Compensation Committee determined that each Named Executive Officer was entitled to a performance award equal to 148.1% of the target amount (less the 25% of the target award that vested on each of the second anniversary and third anniversary of the original grant (see the “Stock Vested” table below).
In December 2018, the Compensation Committee adopted the 2019 LTIP (see “Elements of Compensation - Long-Term Equity Incentive Programs”). The Named Executive Officers were granted performance-based awards under the 2019 LTIP with vesting based on achieving multi-year OIBDA and unlevered free cash flow targets over the financial period from 2019 to 2022. The dates and values of these grants to Named Executive Officers are included in the “Grants of Plan-Based Awards” table below.
After giving effect to the proration of the one-time awards made in 2015 and the adjustments described in the graph above, equity incentive awards on average accounted for 42% of the total direct compensation of our Named Executive Officers in 2018.
10The cumulative targets for OIBDA and unlevered free cash flow over the performance period of the 2015 LTIP were aggregated from the four years of OIBDA and unlevered free cash flow targets for each of the six operating segments of the Company at the time the 2015 LTIP was adopted; the sale of the Croatian operations resulted in the early termination of the 2015 LTIP pursuant to the terms of that program and the corresponding award agreements as the actual performance of that operating segment could no longer be measured. The actual cumulative OIBDA and the actual cumulative unlevered free cash flow used for measuring achievement over the four-year performance period of the 2015 LTIP is comprised of three years of actual results (translated at exchange rates in the Company’s 2015 budget) and the final year based on the target amount of OIBDA and unlevered free cash flow for that year.

Other Compensation Practices and Policies
Executive Compensation Recoupment
The Company has a policy that permits the Compensation Committee to seek recovery of payments of incentive plan compensation awards and bonuses of Named Executive Officers and certain other covered senior executives if the Company is required to restate its financial statements (other than due to a change in accounting rules) or if the performance results leading to a payment of incentive compensation are subject to a material downward adjustment. For purposes of this policy, payment of incentive compensation includes awards of equity compensation under the Company’s 2015 Stock Incentive Plan or its Amended and Restated Stock Incentive Plan, under which equity awards were granted prior to June 2015. Under this policy, the Compensation Committee has discretion to determine what action it believes is appropriate, which may include recovery or cancellation of all or a portion of incentive payments, and may consider a number of factors in determining whether to seek recovery, including the degree of responsibility of a covered executive, the amount of excess compensation paid, the costs associated with recovery of compensation, applicable law and other actions the Company or third parties have taken.
Stock Ownership Guidelines and Policies on Hedging and Pledges
We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines. Under the Company’s insider trading policy, officers, directors, employees and their related persons may not (i) trade in options, warrants, puts and calls or similar instruments on the Company’s shares of Class A Common Stock and other securities, (ii) sell such shares short, (iii) purchase any securities of the Company on margin, or (iv) purchase or use any financial instruments designed to hedge changes in the market value of the Company's securities. The insider trading policy also requires executives and directors to pre-clear pledges of shares and restricts the ability of executives and directors to pledge shares while they are in possession of material inside information.
Severance
As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination. These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated with each Named Executive Officer individually and do not conform to a single policy. The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.
Compensation Committee Consultants
In 2014, the Compensation Committee retained Clearbridge to serve as an independent advisor on executive compensation matters as well as on compensation plans or programs that are subject to the review or approval of the Compensation Committee. Clearbridge was retained by, and reports directly to, the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate Clearbridge and to approve the terms of its retention and fees. The Compensation Committee has assessed the independence of Clearbridge and believes that Clearbridge is independent. All of the work performed by Clearbridge has been at the request of the Compensation Committee. Clearbridge has continued to provide ad hoc advice and recommendations to the Compensation Committee on the Company’s compensation programs from time to time.

Role of Executives in Establishing Compensation
The co-Chief Executive Officers, the Chief Financial Officer, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the establishment of targets for annual incentives and the development of long-term equity incentive programs. The Compensation Committee is responsible for approving targets and the achievement of incentive compensation for the Named Executive Officers. Incentive compensation for other managers and key employees is set in accordance with the Company’s management compensation policy guidelines (as amended, the “Management Compensation Policy Guidelines”). The Management Compensation Policy Guidelines and amendments to it are reviewed by the co-Chief Executive Officers and submitted to the Compensation Committee for its review or approval. Certain executives, including the co-Chief Executive Officers, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary. While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters. These decisions take place when no members of management are in attendance.
Compensation Risk Assessment
In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short- and long-term incentive compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.
Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive compensation programs. The mix of incentives under those compensation programs is designed to mitigate potential risks without dampening their incentive nature.
In that regard, the Compensation Committee believes that a number of aspects of the Company’s compensation programs substantially mitigate the risk of short-term risk taking at the expense of long-term performance. First, the Compensation Committee believes the annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation. Second, having multiple targets that serve different goals mitigates the risk that certain Company strategic objectives will be achieved (e.g., audience share or market share leadership) at the expense of others (e.g., controlling costs and generating positive free cash flow) and having to achieve a threshold level of Consolidated Budgeted OIBDA and Budgeted Unlevered Free Cash Flow in order to earn a non-equity incentive plan award limits the amount of such awards that can be earned in the event of poor overall Company performance. This encourages management to focus on sustained profitable revenue generation. Third, rewarding Named Executive Officers substantially on the basis of achieving Company-wide targets ensures that they are focused on the performance of the Company as a whole. While rewarding senior executives of the Company's operating segments for operating performance may result in risk taking, their targets have also been designed to serve different goals, which mitigate this possibility. Moreover, provisions in our Management Compensation Policy Guidelines that permit senior executives to be rewarded for qualitative performance reasons can reduce the influence of formulae in the determination of quantitative performance awards. Fourth, providing a significant earning opportunity to the Named Executive Officers through the performance-based awards and awards of options requires that the Named Executive Officers achieve long-term value creation by delivering anticipated financial performance over a multi-year period and achieving meaningful share price appreciation. Finally, we can seek to recoup incentive compensation under the Executive Compensation Recoupment Policy.
The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.

Equity Granting Policy
Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, our equity granting policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.

•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.
Say-on-Pay Proposals
At the Company’s 2017 Annual General Meeting, shareholders voted on an advisory proposal as to the frequency with which the Company should conduct an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, 66.6% of votes cast were in favor of holding such a vote once every three years and at present the Company intends to hold such vote every three years. At the 2017 Annual General Meeting, shareholders had an opportunity to vote on executive compensation as disclosed in the 2017 proxy statement. Of the votes cast on the say-on-pay proposal, 68.0% were voted in favor of the proposal. In considering the results of this advisory vote, the Compensation Committee regards the successful turnaround implemented by the co-Chief Executive Officers and the noteworthy progress since 2014 to restore and improve the operating and financial performance of the Company - including the reduction in the Company’s overall leverage ratio from 10.0 times at the end of 2014 to 3.5 times at the end of 2018 and the improvement in free cash flow generation from US$ (93.8) million for 2014 to US$ 84.5 million for 2018 - as significant achievements. The Compensation Committee believes that the goals of achieving a sustainable leverage ratio and steady growth in free cash flow generation have been appropriate goals for the co-Chief Executive Officers as measures of the performance of the business, particularly under the challenging circumstances the Company faced when the co-Chief Executive Officers joined. The Company will continue to evaluate the outcome of say-on-pay votes when making future compensation decisions for Named Executive Officers.
Impact of Tax and Accounting on Compensation Decisions
As a general matter, the Compensation Committee gives due regard to the various tax and accounting implications of compensation vehicles employed by us. When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation - Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the 2015 Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock or restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.
The Compensation Committee also considers the tax implications of its programs, both to us and to the participants. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy. Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2018.
Submitted by:
JOHN K. BILLOCK
PARM SANDHU
KELLI TURNER
MEMBERS OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. The members of the Compensation Committee do not have any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations. There were no interlocks or other relationships among our executive officers and directors.
SUMMARY COMPENSATION TABLE
The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s co-Chief Executive Officers, the Chief Financial Officer and the General Counsel, who were the only executive officers who served in such capacities on December 31, 2018 (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No non-qualified deferred compensation, bonuses or pension benefits were awarded to any Named Executive Officer in 2018, 2017 or 2016.
Amounts of salary, non-equity incentive plan compensation and all other compensation earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2018, 2017 or 2016, as applicable.

	Year	Salary (US$)	Stock Awards (US$) (1)	Option Awards (US$) (1)	Non-Equity Incentive Plan Compensation (US$) (2)	All Other Compensation (US$)		Total Compensation (US$)
Michael Del Nin co-Chief Executive Officer	2018	938,000	1,883,204	—	1,876,000	136,292	(3)	4,833,496
	2017	910,000	800,024	—	1,820,000	120,391	(4)	3,650,415
	2016	850,000	200,008	200,001	1,700,000	182,077	(5)	3,132,086
Christoph Mainusch co-Chief Executive Officer	2018	938,000	1,883,204	—	1,876,000	92,163	(6)	4,789,367
	2017	910,000	800,024	—	1,820,000	84,629	(7)	3,614,653
	2016	850,000	200,008	200,001	1,700,000	148,773	(8)	3,098,782
David Sturgeon Chief Financial Officer	2018	546,000	711,685	—	1,092,000	121,922	(9)	2,471,607
	2017	530,000	280,012	—	1,060,000	137,219	(10)	2,007,231
	2016	515,000	80,009	80,000	1,030,000	132,905	(11)	1,837,914
Daniel Penn General Counsel	2018	552,000	890,615	—	1,104,000	16,965	(12)	2,563,580
	2017	536,000	350,017	—	1,072,000	12,593	(13)	1,970,610
	2016	514,816	100,004	100,000	1,040,000	12,714	(13)	1,767,534

(1)
These amounts reflect aggregate grant date fair value of restricted stock units and options granted during the fiscal years ended December 31, 2018, 2017 and 2016 under the 2015 Stock Incentive Plan and the Amended and Restated Stock Incentive Plan, as applicable, in accordance with ASC 718. Assumptions used in the calculation of the aggregate grant date fair value are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Information in respect of non-equity incentive plan awards is summarized below for each Named Executive Officer.

(3)	Represents US$ 45,736 for school fees, US$ 31,910 for tax return preparation fees, US$ 30,000 for ground transportation, and US$ 28,646 for health and life insurance benefits.

(4)	Represents US$ 42,513 for school fees, US$ 31,255 for tax return preparation fees, US$ 30,000 for ground transportation, and US$ 16,623 for health and life insurance benefits.

(5)
Represents US$ 68,588 for overseas housing allowance, US$ 35,357 for school fees, US$ 31,218 for tax return preparation fees, US$ 30,000 for ground transportation, and US$ 16,914 for health and life insurance benefits.

(6)	Represents US$ 33,710 for health and life insurance benefits, US$ 30,000 for ground transportation, US$ 17,890 for school fees and US$ 10,563 for tax return preparation fees.

(7)	Represents US$ 30,000 for ground transportation, US$ 20,567 for school fees, US$ 26,473 for health and life insurance benefits and US$ 7,589 for tax return preparation fees.

(8)
Represents US$ 68,588 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 20,097 for school fees, US$ 23,952 for health and life insurance benefits and US$ 6,136 for tax return preparation fees.

(9)	Represents US$ 76,514 for school fees, US$ 25,696 for health and life insurance benefits, US$ 18,000 for ground transportation and US$ 1,712 for tax return preparation fees.

(10)	Represents US$ 93,885 for school fees, US$ 23,695 for health and life insurance benefits, US$ 18,000 for ground transportation and US$ 1,639 for tax return preparation fees.

(11)	Represents US$ 89,496 for school fees, US$ 23,808 for health and life insurance benefits, US$ 18,000 for ground transportation and US$ 1,601 for tax return preparation fees.

(12)	Represents health and life insurance benefits of US$ 11,060 and relocation costs of US$ 5,905.

(13)	Represents health and life insurance benefits.
Michael Del Nin
Mr. Del Nin has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an amended and restated employment agreement dated December 21, 2017 with CME Media Services Limited, a wholly owned subsidiary of the Company. From January 1, 2019, Mr. Del Nin is entitled to receive an annual salary of US$ 967,000.
In 2018, Mr. Del Nin earned a non-equity incentive plan award of US$ 1.9 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Del Nin earned awards of US$ 1.8 million in 2017 and US$ 1.7 million in 2016 for the achievement of performance targets set by the Compensation Committee for those years.

Mr. Del Nin’s employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (3) to (5) of the Summary Compensation Table for additional information on his compensation. Mr. Del Nin’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
Christoph Mainusch
Mr. Mainusch has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an amended and restated employment agreement dated December 21, 2017 with CME Media Services Limited. From January 1, 2019, Mr. Mainusch is entitled to receive an annual salary of US$ 967,000.
In 2018, Mr. Mainusch earned a non-equity incentive plan award of US$ 1.9 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Mainusch earned awards of US$ 1.8 million in 2017 and US$ 1.7 million in 2016 for the achievement of performance targets set by the Compensation Committee for those years.
Mr. Mainusch’s employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (6) to (8) of the Summary Compensation Table for additional information on his compensation. Mr. Mainusch’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
David Sturgeon
Mr. Sturgeon has served as Chief Financial Officer since June 5, 2014 and is compensated pursuant to an amended and restated employment agreement dated December 21, 2017 with CME Media Services Limited. From January 1, 2019, Mr. Sturgeon is entitled to receive an annual salary of US$ 563,000.
In 2018, Mr. Sturgeon earned a non-equity incentive plan award of US$ 1.1 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Sturgeon earned a non-equity incentive plan award of US$ 1.1 million in 2017 and US$ 1.0 million in 2016 for the achievement of performance targets set by the Compensation Committee for those years.
Mr. Sturgeon’s employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (9) to (11) of the Summary Compensation Table for additional information on his compensation. Mr. Sturgeon’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
Daniel Penn
Mr. Penn has served as General Counsel since May 1, 2004 and is compensated pursuant to an amended and restated employment agreement dated December 21, 2017 with CME Media Services Limited. From January 1, 2019, Mr. Penn is entitled to receive an annual salary of US$ 569,000.
In 2018, Mr. Penn earned a non-equity incentive plan award of US$ 1.1 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Penn earned a non-equity incentive plan award of US$ 1.1 million in 2017 and US$ 1.0 million in 2016 for the achievement of performance targets set by the Compensation Committee for those years.
Mr. Penn’s employment agreement provides for medical, disability and life insurance benefits. See footnotes (12) and (13) of the Summary Compensation Table for additional information on his compensation. Mr. Penn’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

GRANTS OF PLAN BASED AWARDS
The following table sets forth information with respect to non-equity incentive plan and stock awards granted to the Named Executive Officers during the fiscal year ended December 31, 2018. No Named Executive Officer was granted a non-equity incentive plan award in 2018 whose payout would be earned in whole or in part in a future year. Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2018.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)		Restricted Stock Awards (2)		Grant Date Fair Value of Stock and Option Awards (US$) (3)
	Target (US$)	Maximum (US$)	Number of Shares of Stock or Units	Grant Date
Michael Del Nin	938,000	1,876,000	187,276	March 5, 2018	824,014
			144,121	July 31, 2018	559,189
Christoph Mainusch	938,000	1,876,000	187,276	March 5, 2018	824,014
			144,121	July 31, 2018	559,189
David Sturgeon	546,000	1,092,000	65,456	March 5, 2018	288,006
			57,649	July 31, 2018	223,678
Daniel Penn	552,000	1,104,000	82,048	March 5, 2018	361,011
			72,061	July 31, 2018	279,597

	Performance - Based Stock Awards				Grant Date Fair Value of Target Stock Awards (US$)
	Threshold (#)	Target (#)	Maximum (#)	Grant Date
Michael Del Nin	78,370	156,740	313,480	December 4, 2018	500,001
Christoph Mainusch	78,370	156,740	313,480	December 4, 2018	500,001
David Sturgeon	31,348	62,696	125,392	December 4, 2018	200,000
Daniel Penn	39,186	78,372	156,744	December 4, 2018	250,007

(1)
Calculated using the criteria set out in “2018 Compensation Decisions - 2018 Non-Equity Incentive Plan Awards" in the Compensation Discussion and Analysis section of this proxy statement. Named Executive Officers are entitled to receive the target payout of their awards if the targets are achieved and the maximum payout if the targets are exceeded as set forth in the Compensation Discussion and Analysis section. There are no threshold amounts payable to Named Executive Officers if minimum target levels are not achieved.

(2)
Consists of grants of time-based restricted stock units granted on March 5, 2018 and performance-based restricted stock units earned on July 31, 2018 on the termination of the 2015 LTIP (see “2018 Compensation Decisions - Long-Term Equity Incentive Awards" in the Compensation Discussion and Analysis section of this proxy statement).

(3)
Includes all equity granted to each Named Executive Officer in 2018. Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
The following tables set forth information with respect to restricted stock units and options of the Named Executive Officers outstanding at December 31, 2018.
Restricted stock units with time-based vesting and options vest in four equal installments on each anniversary of the date of grant. Restricted stock units with performance-based vesting are eligible for vesting in accordance with the performance criteria of the 2019 LTIP described in the Compensation Discussion and Analysis Section above under “Elements of Compensation - Long-term Equity Incentive Programs”.

	Stock Awards
	Grant date	Number of Units of Stock that have not Vested (1)	Market Value of Units of Stock that have not Vested (US$) (1) (2)	Equity Incentive Plan Awards: Number of unearned Units that have not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of unearned Units that have not Vested (US$) (2) (3)
Michael Del Nin	March 13, 2015	18,727	52,061	—	—
	March 7, 2016	40,652	113,013	—	—
	March 7, 2017	96,777	269,040	—	—
	June 5, 2017	73,173	203,421	—	—
	March 5, 2018	187,276	520,627	—	—
	December 4, 2018	—	—	156,740	435,737

Christoph Mainusch	March 13, 2015	18,727	52,061	—	—
	March 7, 2016	40,652	113,013	—	—
	March 7, 2017	96,777	269,040	—	—
	June 5, 2017	73,173	203,421	—	—
	March 5, 2018	187,276	520,627	—	—
	December 4, 2018	—	—	156,740	435,737

David Sturgeon	March 13, 2015	7,491	20,825	—	0
	March 7, 2016	16,262	45,208		0
	March 7, 2017	31,452	87,437	—	0
	June 5, 2017	27,441	76,286	—	0
	March 5, 2018	65,456	181,968	—	0
	December 4, 2018	—	—	62,696	174,295

Daniel Penn	March 13, 2015	9,364	26,032	—	0
	March 7, 2016	20,326	56,506	—	0
	March 7, 2017	36,291	100,889	—	0
	June 5, 2017	36,588	101,715	—	0
	March 5, 2018	82,048	228,093	—	0
	December 4, 2018	—	—	78,372	217,874

(1)	Consists of grants of time-based restricted stock units.

(2)	The market value of unvested units is equal to the product of the number of unvested units and the closing price of our Class A Common Stock on December 31, 2018.

(3)	Consists of performance-based restricted stock units.

	Option Awards
	Grant date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (US$)	Option Expiration Date
Michael Del Nin	June 2, 2015	375,000	125,000	2.29	June 1, 2025
	March 7, 2016	64,280	64,280	2.46	March 6, 2026

Christoph Mainusch	June 2, 2015	375,000	125,000	2.29	June 1, 2025
	March 7, 2016	64,280	64,280	2.46	March 6, 2026

David Sturgeon	June 2, 2015	150,000	50,000	2.29	June 1, 2025
	March 7, 2016	25,712	25,712	2.46	March 6, 2026

Daniel Penn	June 2, 2015	187,500	62,500	2.29	June 1, 2025
	March 7, 2016	32,140	32,140	2.46	March 6, 2026

STOCK VESTED
Set out below is information regarding time-based and performance-based restricted stock units that vested during the fiscal year ended December 31, 2018. No options held by a Named Executive Officer were exercised during the year ended December 31, 2018.

	Stock Vested
	Grant Date	Number of Shares of Stock Acquired upon Vesting of Units	Market Value of Units of Stock that have Vested (US$) (1)
Michael Del Nin	March 3, 2014	17,815	78,386
	June 2, 2014	50,462	191,756
	March 13, 2015	93,634	397,945
	March 7, 2016	20,326	89,434
	March 7, 2017	32,259	141,940
	June 5, 2017	24,391	92,686
	July 31, 2018	293,935	1,140,468

Christoph Mainusch	March 3, 2014	17,815	78,386
	June 2, 2014	50,462	191,756
	March 13, 2015	93,634	397,945
	March 7, 2016	20,326	89,434
	March 7, 2017	32,259	141,940
	June 5, 2017	24,391	92,686
	July 31, 2018	293,935	1,140,468

David Sturgeon	June 2, 2014	22,008	83,630
	March 13, 2015	37,454	159,180
	March 7, 2016	8,131	35,776
	March 7, 2017	10,484	46,130
	June 5, 2017	9,147	34,759
	July 31, 2018	117,575	456,191

Daniel Penn	June 2, 2014	24,208	91,990
	March 13, 2015	46,818	198,977
	March 7, 2016	10,163	44,717
	March 7, 2017	12,097	53,227
	June 5, 2017	12,196	46,345
	July 31, 2018	146,969	570,240

(1)
The market value of units of stock that have vested was determined by multiplying the number of units of stock that vested by the closing price of our Class A Common Stock on the date such stock was vested.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the voluntary termination, involuntary termination (other than for cause) or termination for cause of such Named Executive Officer’s employment. While we do not have any severance or similar agreement with any Named Executive Officer providing for any specific payments on a change of control, a change of control may result in the voluntary or involuntary termination of a Named Executive Officer, following which the compensation set below may be payable. In addition, equity incentive awards granted to Named Executive Officers automatically become vested on a change of control in accordance with the terms of award agreements in respect of awards granted under the 2015 Stock Incentive Plan. For purposes hereof, a “change of control” refers to certain corporate transactions or other events (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) as set forth in the 2015 Stock Incentive Plan or the Company’s award agreements that are customarily regarded as a change of control and excludes certain capital transactions involving AT&T Inc.
The amounts shown below assume that such termination or change of control was effective as of December 31, 2018. The amounts do not include salary earned through such period or non-equity incentive plan compensation for any Named Executive Officers actually awarded in respect of the year ended December 31, 2018 (each of which is reflected in the Summary Compensation Table), or accrued vacation days. Restricted stock unit values represent the closing price of shares of our Class A Common Stock on December 31, 2018. Option values represent the difference between the closing price of shares of our Class A Common Stock on December 31, 2018 and the exercise price of such options. The numbers presented below are for illustrative purposes. Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company.
Michael Del Nin
Payments under employment agreement
Mr. Del Nin has an employment agreement for an indefinite term. Pursuant to Mr. Del Nin’s employment agreement, we may terminate his employment at any time without cause. Mr. Del Nin may terminate his employment agreement in the event of certain uncured material breaches by us, which following a change of control also include specified changes in the composition of the Board of Directors of the Company as well as the expiration of a six-month period following such change of control (“Good Reason”). If we give notice of termination to Mr. Del Nin (other than for cause) or if he terminates for Good Reason, the Company shall make a payment equal to (i) two times his annual salary and (ii) two times the average non-equity incentive plan award paid to him for the two years prior to such termination. Assuming a termination date of December 31, 2018, Mr. Del Nin would be entitled to receive US$ 5.6 million, subject to deductions for social insurance and other withholdings. Mr. Del Nin is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Del Nin may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2018, Mr. Del Nin would be entitled to receive US$ 938,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Del Nin’s employment due to cause, he is not entitled to receive any additional remuneration.
Equity
If we give notice of termination to Mr. Del Nin (other than for cause) or if he terminates for Good Reason, all time-based equity awards granted to Mr. Del Nin would vest and become immediately exercisable. In addition, any performance conditions for performance-based restricted stock units shall lapse and a pro-rated amount of performance restricted stock units calculated pursuant to the underlying award agreement would vest. Pursuant to the underlying award agreements, performance levels for any not yet completed periods shall be assumed to be equal to target levels set for such periods.

If Mr. Del Nin terminates for other than Good Reason, all restricted stock units and unvested options awarded to Mr. Del Nin shall immediately terminate on the date of such termination. Any options issued to Mr. Del Nin that have vested as of the date of such termination may be exercised for a period of three months following such termination date.
In the event we terminate Mr. Del Nin’s employment due to cause, all vested but unexercised and unvested options granted to him shall immediately terminate.
In the event of a change of control, all equity awards granted to Mr. Del Nin would vest and options would become immediately exercisable pursuant to Mr. Del Nin's equity award agreements.
On December 31, 2018, the value of all unvested equity awards granted to Mr. Del Nin was US$ 1,593,899 and the value of all vested options was US$ 204,320.
Christoph Mainusch
Payments under employment agreement
Mr. Mainusch has an employment agreement for an indefinite term. Pursuant to Mr. Mainusch’s employment agreement, we may terminate his employment at any time without cause. Mr. Mainusch may terminate his employment agreement for Good Reason. If we give notice of termination to Mr. Mainusch (other than for cause) or if he terminates for Good Reason, the Company shall make a payment equal to (i) two times his annual salary and (ii) two times the average non-equity incentive plan award paid to him for the two years prior to such termination. Assuming a termination date of December 31, 2018, Mr. Mainusch would be entitled to receive US$ 5.6 million, subject to deductions for social insurance and other withholdings. Mr. Mainusch is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Mainusch may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2018, Mr. Mainusch would be entitled to receive US$ 938,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Mainusch’s employment due to cause, he is not entitled to receive any additional remuneration.
Equity
If we give notice of termination to Mr. Mainusch (other than for cause) or if he terminates for Good Reason, all time-based equity awards granted to Mr. Mainusch would vest and become immediately exercisable. In addition, any performance conditions for performance-based restricted stock units shall lapse and a pro-rated amount of performance restricted stock units calculated pursuant to the underlying award agreement would vest. Pursuant to the underlying award agreements, performance levels for any not yet completed periods shall be assumed to be equal to target levels set for such periods.
If Mr. Mainusch terminates for other than Good Reason, all restricted stock units and unvested options awarded to Mr. Mainusch shall immediately terminate on the date of such termination. Any options issued to Mr. Mainusch that have vested as of the date of such termination may be exercised for a period of three months following such termination date.
In the event we terminate Mr. Mainusch’s employment due to cause, all vested but unexercised and unvested options granted to him shall immediately terminate.
In the event of a change of control, all equity awards granted to Mr. Mainusch would vest and options would become immediately exercisable pursuant to Mr. Mainusch’s equity award agreements.
On December 31, 2018, the value of all unvested equity awards granted to Mr. Mainusch was US$ 1,593,899 and the value of all vested options was US$ 204,320.

David Sturgeon
Payments under employment agreement
Mr. Sturgeon has an employment agreement for an indefinite term. We may terminate Mr. Sturgeon’s employment without cause on 12 months’ notice. Mr. Sturgeon may terminate his employment for Good Reason. If we give notice of termination to Mr. Sturgeon (other than for cause) or Mr. Sturgeon terminates for Good Reason, the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Sturgeon is also entitled to payment of an amount consisting of (i) his target annual non-equity incentive plan award and (ii) his annual target non-incentive plan award pro-rated to the termination date. Assuming a termination date of December 31, 2018, Mr. Sturgeon would be entitled to receive US$ 1.1 million, subject to deductions for social insurance and other withholdings. Mr. Sturgeon is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Sturgeon may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sturgeon is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2018, Mr. Sturgeon would be entitled to receive US$ 546,000, subject to deductions for social security and other withholdings.
In the event we terminate Mr. Sturgeon’s employment due to cause, he is not entitled to receive any additional remuneration.
Equity
The terms of Mr. Sturgeon’s equity award agreements do not provide for the vesting of any awards on termination. Any restricted stock units and unvested options awarded to Mr. Sturgeon shall immediately terminate on the date of his termination. Any options issued to Mr. Sturgeon that have vested as of a date of termination (other than for cause) may be exercised for a period of three months following such termination date.
In the event of a change of control, all restricted stock units and options granted to Mr. Sturgeon would vest and become immediately exercisable pursuant to Mr. Sturgeon’s equity award agreements.
On December 31, 2018, the value of all unvested equity awards granted to Mr. Sturgeon was US$ 586,018 and the value of all vested options was US$ 81,728.
Daniel Penn
Payments under employment agreement
Mr. Penn has an employment agreement for an indefinite term. Pursuant to Mr. Penn’s employment agreement, we may terminate Mr. Penn’s employment without cause on 12 months’ notice. Mr. Penn may terminate his employment for Good Reason. If we give notice of termination to Mr. Penn (other than for cause) or if Mr. Penn terminates for Good Reason, the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Penn is also entitled to payment of an amount consisting of (i) two times his target annual non-equity incentive plan award and, (ii) his vacation days in respect of the notice period plus accrued vacation days and (iii) his annual target non-incentive plan award pro-rated to the termination date. Assuming a termination date of December 31, 2018, Mr. Penn would be entitled to receive US$ 1.9 million, subject to deductions for social insurance and other withholdings. Mr. Penn is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Penn may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Penn is also entitled to receive any earned but unpaid bonuses awarded in accordance with his employment agreement and payment for accrued vacation days. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2018, Mr. Penn would be entitled to receive US$ 552,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Penn’s employment due to cause, he is not entitled to receive any additional remuneration.

Equity
The terms of Mr. Penn’s equity award agreements do not provide for the vesting of any awards on termination. Any restricted stock units and unvested options awarded to Mr. Penn shall immediately terminate on the date of his termination. Any options issued to Mr. Penn that have vested as of a date of termination (other than for cause) may be exercised for a period of three months following such termination date.
In the event of a change of control, all restricted stock units and options granted to Mr. Penn would vest and become immediately exercisable pursuant to Mr. Penn’s equity award agreements.
On December 31, 2018, the value of all unvested equity awards granted to Mr. Penn was US$ 731,109 and the value of all vested options was US$ 102,160.
PAY RATIO DISCLOSURE
We are providing the following information regarding the ratio of the annual total compensation of our principal executive officer to the annual total compensation of our median employee.
For 2018, the annual total compensation of our principal executive officer was US$ 4,811,432. For purposes of this disclosure, this amount is calculated as the average of the annual total compensation of our two co-Chief Executive Officers, as reported in the Summary Compensation Table. The annual total compensation of our median employee (other than the co-Chief Executive Officers) for 2018, was US$ 23,752. Based on this information, the ratio of the annual total compensation of our principal executive officer to the annual total compensation of our median employee for 2018 was 203:1.
We have concluded that the average total compensation of the two co-Chief Executive Officers for 2018 is the most appropriate representation of the annual total compensation of the principal executive officer for purposes of this pay ratio disclosure. This is consistent with the evaluation of the compensation of co-Chief Executive Officers, which is determined with reference to the average compensation of the chief executive officer and the second highest paid executive officer of the peer group (see “Use of Peer Group Companies” under the Compensation Discussion and Analysis section of this proxy statement). This pay ratio calculation is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We selected December 31, 2018 as the date on which to determine our median employee. For purposes of calculating total annual compensation of our median employee, we considered the salary and bonus (which do not include other non-wage compensation) earned by all active full-time and part-time employees of the Company (including all consolidated subsidiaries) as reflected in our payroll records. We annualized compensation for such employees that were not employed for the entire calendar year but did not make any cost-of-living adjustments. Amounts of compensation in a currency other than U.S. dollars have been translated using the exchange rate as of December 31, 2018.
Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure presented here may not be comparable to the pay ratio reported by other companies.
DIRECTOR COMPENSATION
We may use a combination of cash and equity to compensate non-employee directors. Prior to the Company’s 2017 Annual General Meeting, each non-employee director was entitled to receive a cash fee of US$ 65,000 per annum and an award of restricted stock units having a value of approximately US$ 65,000 on the date of grant. In addition, the independent chairman of the Board was entitled to receive a cash fee of US$ 25,000 and the chair of each of our standing committees received an additional cash fee of US$ 5,000. Members of the Audit Committee were paid a cash fee of US$ 12,000. Members of the Compensation Committee and members of the Corporate Governance/Nominating Committee were paid a cash fee of US$ 5,000.

Since the Company’s 2017 Annual General Meeting, participating directors who are elected at an Annual General Meeting of the Company have the option of receiving annual director compensation either as (i) cash fees in the amounts previously paid for a year of Board and committee service (described above) and a grant of restricted stock units having a value of US$ 65,000 or (ii) a grant of restricted stock units having a value equal to the total remuneration a participating director would otherwise be entitled to receive for service on the Board and as a chair or a member of the Board’s standing committees plus a premium. For compensation consisting solely of restricted stock units, such compensation will only be received on the vesting of such restricted stock units and the compensation ultimately earned by participating directors will depend on share price performance, which serves to better align their interests with shareholders. All participating directors elected to receive director compensation for the service year ending with the Meeting in the form of restricted stock units. (See the "Corporate Governance and Board of Directors Matters" section of this proxy statement for additional information on committee membership.)
The following table sets out information in respect of compensation earned by directors for the year ended December 31, 2018. Director compensation consists solely of grants of restricted stock units for participating directors for the current period of service, which will end on the election of directors at the Meeting. We do not have any non-equity incentive compensation plans or pension or non-qualified deferred compensation earnings and directors received no other compensation. Ms. Knobloch (who resigned as a director on March 31, 2018), Messrs. Cappuccio and Shapiro (who each resigned on December 4, 2018), Zeiler (who is not standing for re-election) and Turner declined any director compensation.

	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)(2)	Total Compensation (US$)
John K. Billock	—	212,501	212,501
Alfred Langer	—	183,753	183,753
Parm Sandhu	—	196,254	196,254
Kelli Turner	—	190,001	190,001

(1)
These amounts consist of grants of restricted stock units and reflect total compensation paid to participating directors for current period of service, which will end on the election of directors at the Meeting. Stock awards representing compensation paid to directors for the period of service that ended at the Company’s 2018 Annual General Meeting in June 2018 were reported in the proxy statement for the 2018 Annual General Meeting.

(2)
These amounts reflect aggregate grant date fair value of restricted stock unit awards granted during the fiscal year ended December 31, 2018 pursuant to the 2015 Stock Incentive Plan in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Such restricted stock units have a one-year vesting period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 28, 2019 with respect to the beneficial ownership of shares of our outstanding voting securities of (i) each Named Executive Officer, (ii) each director, (iii) all directors and executive officers as a group and (iv) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities. Our outstanding voting securities are comprised of 253,279,975 shares of Class A Common Stock and a share of Series A Convertible Preferred Stock (the “Series A Preferred Share”), which is entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible. Our other outstanding equity securities are the 200,000 shares of Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), which are non-voting except in certain limited circumstances and which are convertible into approximately 111.1 million shares of Class A Common Stock at the option of Warner Media. Our other authorized class of equity securities is Class B Common Stock, of which there are no shares outstanding. See Note 2 and Note 11 below for additional information.
In computing the number and percentage of shares owned by each shareholder, we have included any shares of Class A Common Stock that could be acquired within 60 days of March 28, 2019 by the exercise of stock options, the vesting of restricted stock units or the conversion of shares of Series B Preferred Stock. These shares, however, are not counted in computing the percentage ownership of any other shareholder. Except as otherwise noted, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such shareholder.

	Beneficial Ownership
Name of Beneficial Owner	Class A Common Stock	Options and RSUs (1)	Series B Preferred Stock (2)	% Ownership
John K. Billock(3)	126,419	—	—	*
Alfred Langer(4)	148,594	—	—	*
Parm Sandhu (5)	262,807	—	—	*
Kelli Turner(6)	147,140	—	—	*
Trey Turner (Theodore McKinley Turner III)	—	—	—	--
Gerhard Zeiler**	—	—	—	--

Michael Del Nin (7)	786,212	471,420	—	*
Christoph Mainusch (8)	797,855	471,420	—	*
David Sturgeon (9)	422,111	188,568	—	*
Daniel Penn (10)	347,987	235,710	—	*

All directors and executive officers as a group (10 persons)	3,039,125	1,367,118	—	1.73%

AT&T Inc.(11)	162,334,771	—	111,136,877	75.04%
Warner Media, LLC (formerly Time Warner Inc.) (11)	162,334,771	—	111,136,877	75.04%
TW Media Holdings LLC (11)	162,334,771	—	111,136,877	75.04%
Time Warner Media Holdings B.V. (11)	162,334,771	—	111,136,877	75.04%

*	Less than 1.0%.

**	Not standing for re-election.

(1)
Includes shares of Class A Common Stock underlying exercisable stock options or vested restricted stock units and stock options or restricted stock units that will become exercisable or vest within 60 days of March 28, 2019.

(2)
Represents the number of shares of Class A Common Stock into which the 200,000 outstanding shares of Series B Preferred Stock is convertible. For additional information on the Series B Preferred Stock, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Does not include 55,195 shares of Class A Common Stock underlying unvested restricted stock units.

(4)	Does not include 47,728 shares of Class A Common Stock underlying unvested restricted stock units.

(5)
Represents shares beneficially owned by Mr. Sandhu which are held in a family trust. Does not include 50,975 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(6)	Does not include 49,351 shares of Class A Common Stock underlying unvested restricted stock units.

(7)	Does not include 851,510 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(8)	Does not include 851,510 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(9)	Does not include 314,848 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(10)	Does not include 394,215 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(11)
Information (other than percentage ownership) for AT&T Inc.("AT&T"), Warner Media, LLC ("WM"), TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) is based upon a statement on Schedule 13D/A filed jointly by them on March 27, 2019. The address of AT&T, a Delaware corporation, is 208 S.Akard St., Dallas, Texas 75202. The address of each of WM, a Delaware limited liability company, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. AT&T owns directly and indirectly all of the equity interests of WM. WM owns directly and indirectly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. AT&T, WM, TWBV and TWMH beneficially own the Series A Preferred Share and 200,000 shares of Series B Preferred Stock. TWBV as the holder of the Series A Preferred Share is entitled to one vote per each 11,211,449 shares of Class A Common Stock into which it is convertible. Pursuant to the terms of the conversion of the Series A Preferred Share, the underlying shares of Class A Common Stock were not included in the calculations of ownership percentages set forth in the table above. For additional information on the Series A Preferred Share, see Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

On April 25, 2018, WM and TWBV exercised outstanding warrants to purchase 100,926,996 shares of Class A Common Stock (which shares are included in the Class A Common Stock ownership in the table above). At the time of the exercise of these warrants, WM and TWBV each undertook for a period of at least two years to transfer the right to vote these 100,929,996 shares at general meetings of the Company (on all matters other than any resolution in respect of a change of control) to the independent directors of the Company and issued standing proxies to the independent directors authorizing them to vote such shares as described in this paragraph. Because these standing proxies have a twelve-month term, each of WM and TWBV will issue a replacement proxy substantially identical to the initial standing proxy on or prior to April 25, 2019. In addition, each of WM and TWBV has the option of issuing a third proxy identical to the initial proxy following the expiration of the twelve-month term of the replacement proxy; and WM and TWBV have agreed not to revoke the proxies prior to their expiration dates. In accordance with these standing proxies, the 100,926,996 shares subject to these standing proxies will be voted at the Meeting in proportion to the votes cast at the Meeting, excluding such shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2018, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Party Transactions
All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in this proxy statement.
Our Corporate Governance/Nominating Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure. In the course of its review, approval or ratification of related party transactions, the Corporate Governance/Nominating Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.
Any member of the Corporate Governance/Nominating Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.
Related Party Transactions
We consider our related parties to be those shareholders who have direct control and/or influence and other parties that can significantly influence management as well as our officers and directors; a “connected” party is one in relation to whom we are aware of the existence of a family or business connection to a shareholder, director or officer. We have identified transactions with individuals or entities associated with AT&T Inc., who is represented on our Board of Directors and holds a 44.5% voting interest in the Company as at December 31, 2018, as material related party transactions.

AT&T Inc.
AT&T Inc. is the largest beneficial owner of shares of our Class A common stock. See "Security Ownership of Certain Beneficial Owners and Management" above for information regarding its beneficial and voting interest in the Company. Furthermore, AT&T Inc. has the right to appoint one less director than the number required to constitute a majority of our Board of Directors, provided that AT&T Inc. continues to own at least 40% of the voting power of the Company. In addition, we are party to an amended investor rights agreement with Warner Media and the other parties thereto under which, among other things, Warner Media was granted a contractual pre-emptive right (subject to certain exclusions) with respect to issuances of the Company’s equity securities, which permits it to maintain its pro rata economic interest as well as a right to top any offer that would result in a change of control of the Company. In addition, Warner Media is our largest secured creditor, as it guarantees 100% of our outstanding senior indebtedness. Warner Media is also the lender under the US$ 75.0 million 2023 Revolving Credit Facility. The Reimbursement Agreement between us and Warner Media in respect of those guarantees and the 2023 Revolving Credit Facility contain maintenance covenants in respect of interest cover, cash flow cover and total leverage ratios and include covenants with limitations on the incurrence of indebtedness (including refinancing indebtedness), the provision of guarantees, acquisitions and disposals and granting security.
The table below sets forth transactions between the Company and AT&T Inc. and its subsidiaries for the year ending December 31, 2018.

For The Year Ending December 31, 2018
(US$ in 000's)
Cost of revenues	$22,609
Interest expense	31,867
Programming liabilities	12,171
Other accounts payable and accrued liabilities	292
Accrued interest payable (1)	1,749
Other non-current liabilities (2)	33,465

(1)
Amount represents accrued fees payable to Warner Media for guaranteeing the Company’s 2021 Euro Loan and the Company’s 2023 Euro Loan for which we have not yet paid in cash or made an election to pay in kind. For additional information on our long-term debt, see Part II, Item 8, Note 5 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
Amount represents the accrued fees payable to Warner Media for guaranteeing the Company’s 2021 Euro Loan and the Company’s 2023 Euro Loan for which we made an election to pay in kind. For additional information on our long-term debt, see Part II, Item 8, Note 5 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT COMMITTEE REPORT
To Our Shareholders:
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018.
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2018, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board standards.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence.
Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission.
Submitted by:
ALFRED W. LANGER
PARM SANDHU
KELLI TURNER
MEMBERS OF THE AUDIT COMMITTEE

PROPOSAL 2
AMENDMENT OF THE 2015 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER BY 10 MILLION SHARES
On March 28, 2019, the Board of Directors approved an amendment to the Central European Media Enterprises Ltd. 2015 Stock Incentive Plan (the "2015 Plan") to increase the number of shares authorized for issuance thereunder by 10,000,000 shares, from 6,000,000 shares of Class A Common Stock to 16,000,000 shares of Class A Common Stock (the "Amended 2015 Plan"), subject to approval by shareholders. There were no other amendments to the 2015 Plan other than a clarification regarding AT&T Inc. as the successor to the beneficial ownership interest of Time Warner Inc. in the Company and regarding the dates of the initial approval and effectiveness of the 2015 Plan. A copy of the Amended 2015 Plan, with new wording shown in bold and underlined text and any deleted text as strikethrough, is included as Annex A to this proxy statement.
The remainder of this proposal, when referring to the 2015 Plan, refers to the Amended 2015 Plan as if this proposal is approved by shareholders, unless otherwise specified or the context otherwise references the 2015 Plan prior to its amendment.
Purpose of the Increase
One of the key objectives of the Company’s compensation philosophy and compensation programs is to align our employees’ interests with those of our shareholders and to reward key employees for creating shareholder value. Equity awards represent a core component of these compensation programs. Because the value of equity awards is variable and depends on share price appreciation, these awards support the achievement of long-term creation of shareholder value. In addition, because a continuous period of service is required before value can be realized, equity compensation is important to retaining and motivating personnel who have the necessary skill sets, experience and leadership capabilities for our business. For these reasons, equity incentive awards constitute a significant portion of the total direct compensation of our co-Chief Executive Officers and other Named Executive Officers (see “Compensation Discussion & Analysis” section of this proxy statement).
Equity awards also incentivize key employees to manage the Company’s business as stakeholders, which supports and strengthens a culture that is focused on the Company’s operating performance, financial strength and long-term results. Accordingly, the Company believes that it should continue using equity compensation of retain and motivate employees to continue to strengthen the financial performance of the business and execute the Company’s business strategy, thereby increasing shareholder value.
Shares Available under the 2015 Plan
As of March 28, 2019, there were 275,697 shares of Class A Common Stock available for issuance under the 2015 Plan. Because the Compensation Committee believes equity awards are a key component of achieving the Company’s compensation goals, it intends to continue to grant awards of long-term incentive compensation for key employees, comprising both time-based restricted stock units in line with current practice as well as an additional long-term incentive program of performance-based restricted stock units (see “Elements of Compensation - Long-Term Equity Incentive Programs” in the “Compensation Discussion and Analysis” section of this proxy statement). The amount of shares currently available is insufficient for the Company to make further grants to employees and directors. Therefore, additional shares are necessary to permit the Company to advance its equity compensation goals and to meet its anticipated equity compensation needs.
For purposes of evaluating the amount by which the number of shares of Class A Common stock to be reserved for issuance under the 2015 Plan should be increased, the Company reviewed its recent practice in awarding equity compensation and the likely number of shares needed for the future awards. The proposed increase is based on estimates that take into account our anticipated growth in the size of equity award grants (using the value of equity award grants in 2018 as a reference), the type of equity awards we plan to grant, an estimated range of our stock price over time as well as the potential dilution of shareholders. If the proposed increase is approved, increasing the shares available for issuance by 10 million shares of Class A Common stock would represent potential dilution to the holders of our shares of Class A Common Stock of approximately 4.1% and potential total dilution (including the additional 10 million shares of Class A Common Stock and shares currently subject to outstanding equity awards) of approximately 6.0%11.
Following this review, the Board of Directors, based on a recommendation of the Compensation Committee, approved the amendment to the 2015 Plan to increase the number of shares of Class A Common Stock authorized for issuance by 10 million, subject to shareholder approval. Assuming the grant practices of the Compensation Committee are made in accordance with current expectations, the Board of Directors estimates that the proposed increase in shares will be sufficient to meet up to four years of the planned equity compensation needs of the Company.
In the event the amendment to the 2015 Plan is not approved by the shareholders, the 2015 Plan will continue in effect but the ability of the Compensation Committee to make further awards of equity compensation would be severely constrained. Based on current granting practices, the current amount of available shares will be exhausted before the end of 2019. Being unable to offer equity compensation would frustrate the goal of the Company to align the interests of employees and shareholders with equity compensation and to build shareholder value. In addition, the inability to offer equity compensation would hamper the Company’s ability to offer competitive compensation and incentives necessary to retain and motivate key personnel necessary to maintain and grow our business. The Board of Directors believes that the amendment to the 2015 Plan will enable the Company to continue to attract and retain the high calibre employees and directors essential to the Company’s success and in motivating these individuals to meet the Company’s goals.
Plan Benefits
All awards granted under the 2015 Plan are at the discretion of the Compensation Committee; therefore, the benefits of such grants to the Co-Chief Executive Officers, all other Named Executive Officers, all current executive officers as a group, all non-executive directors as a group and all current employees (excluding executive officers) are not determinable until the date of any such grant.
Equity Compensation Plan Information
Information about shares of the Company’s Class A Common Stock that that may be issued upon the exercise of options and rights under the 2015 Plan and the Amended and Restated Stock Incentive Plan as of December 31, 2018 is set out in the table below.
11 As of March 28, 2019, there were 253,279,975 shares of Class A Common Stock outstanding. In addition, AT&T Inc. beneficially owns one share of Series A Preferred Stock and 200,000 shares of Series B Preferred Stock. The one share of Series A Convertible Preferred Stock is convertible into 11,211,449 shares of Class A Common Stock and the shares of Series B preferred stock are convertible into 111,136,877 shares of Class A Common Stock at the option of AT&T Inc. at any time (subject to certain exceptions). For additional information on the Series A Preferred Stock and Series B Preferred Stock, see Part II, Item 8, Notes 12 and 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 accompanying this proxy statement. Taking into account the other outstanding securities of the Company that are convertible into shares of Class A Common Stock, the potential dilution would be approximately 2.7% and potential total dilution would be approximately 4.0%.

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Stock options	2,011,392	$2.32	(1)
Restricted stock units	2,497,927	n/a	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	4,509,319	$2.32	1,168,415

(1)	There were 1,168,415 shares available for issuance under the 2015 Plan at December 31, 2018 after reflecting both stock options and restricted stock units in column (a).

The number of securities remaining available for future issuance in the table above does not reflect awards of restricted stock units made to employees by the Compensation Committee in March 2019, the vesting of previously granted restricted stock units during March 2019, or any of the 10,000,000 additional shares that are the subject of this Proposal12.

Summary of the 2015 Plan
The discussion of the 2015 Plan that follows is a summary of the principal features of the 2015 Plan. This summary is not a complete description of all of the provisions of the 2015 Plan and is qualified in its entirety by the full terms of the Amended 2015 Plan, which is included in Annex A to this proxy statement.
Purpose
The purpose of awards under the 2015 Plan is to attract, motivate and retain talented employees and non-employee directors, further align their interests with those of our shareholders and to continue to link employee compensation with the Company's performance. The 2015 Plan is administered by the Compensation Committee of the Company and allows the Company to make grants of stock options, restricted stock units, restricted stock and stock appreciation rights ("SARs"). All employees of the Company and certain of its subsidiaries as well as all non-employee directors of the Company are eligible to receive awards. Currently, the Company has approximately 2,600 employees and six non-employee directors. The Compensation Committee determines, based on a recommendation from management, which employees will participate in grants of awards. In 2018, 18 employees and 4 non-employee directors received awards under the 2015 Plan.
Authorized Shares
At the Company’s Annual General Meeting in 2015, shareholders approved reserving six million shares of Class A Common Stock for issuance under the 2015 Plan. If any award, or portion of an award, granted under the 2015 Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or cancelled as to any shares, or if any shares are surrendered to the Company in connection with any award, or if any shares are withheld by the Company, the shares subject to such award and the surrendered and withheld shares will be available for further awards under the 2015 Plan. In addition, the 2015 Plan provided that any such shares subject to an award and surrendered and withheld shares under the Amended and Restated Stock Incentive Plan that expired in June 2015 (the "Prior Plan") would be available for issuance under the 2015 Plan. As of March 28, 2019, there are no equity award grants outstanding under the Prior Plan and all such shares previously
12 As of March 28, 2019, there were 4,975,616 securities (consisting of 2,011,392 stock options and 2,964,224 restricted stock units) to be issued on the exercise of outstanding options and restricted stock units and 275,697 shares available for issuance under the 2015 Plan.

available for issuance under the Prior Plan that were surrendered or withheld are reflected in the amount of shares available for awards under the 2015 Plan.
As of March 28, 2019, there were 275,697 shares of Class A Common Stock available for issuance under the 2015 Plan. Shareholders are being asked to approve reserving an additional 10 million shares of Class A Common Stock for issuance under the 2015 Plan.
Types of Awards
Stock Options. The 2015 Plan allows for the granting of non-qualified stock options and incentive stock options (intended to provide the grantee favorable tax treatment under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), provided that the number of shares that may be issued pursuant to incentive stock options under the 2015 Plan not exceed the total amount of shares available set out in Section 4 of the 2015 Plan. The exercise price of stock options granted may not be less than the fair market value of the shares of Class A Common Stock on the date of grant. The fair market value is generally the closing price of the Company’s shares of Class A Common Stock on the date of grant. The term of these awards will be determined by the Compensation Committee but may not be longer than ten years. The Compensation Committee will determine at the time of grant when each such award becomes vested or exercisable. Historically, options granted to employees have vested in equal installments over four years. The vesting of options upon a change in control is described below. On March 28, 2019, the closing price of the Company's common stock as reported on the NASDAQ Stock Market was US$ 3.94.
Restricted Stock Unit Awards and Restricted Stock Awards. The Compensation Committee may make a grant, issuance, retention or vesting of restricted stock unit awards and restricted stock awards contingent upon continued employment with the Company or the level of achievement against performance criteria. The vesting schedule will be set by the Compensation Committee at the time of grant. Historically, time-based restricted stock units have vested in equal installments over four years and performance-based restricted stock units have vested in accordance with the performance requirements, which have been measured over a four-year period. Awards of restricted stock units may be settled in shares of Class A Common Stock or cash, as determined by the Compensation Committee. The vesting of restricted stock awards upon a change in control is described below.
Performance criteria established by the Compensation Committee may relate to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income before depreciation and amortization (OIBDA); operating income; pre- or after-tax income; free cash flow; cash flow per share; net earnings; earnings per share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company’s meeting specified goals relating to revenues, costs, market penetration or share, business expansion, acquisitions, divestitures or other corporate transactions.
Stock Appreciation Rights. The Compensation Committee may grant SARs in tandem with another award, in addition to another award or unrelated to another award. A SAR will entitle the holder to receive an amount equal to the excess of the fair market value of a share on the exercise date over the grant price, which may not be less than the fair market value on the grant date. The Committee shall determine whether a SAR will be settled in cash, shares or a combination of cash and shares. The Compensation Committee has not granted any SARs under the 2015 Plan.
Amendments and Termination
Our Board of Directors may terminate, amend or modify the 2015 Plan or any portion thereof at any time. However, without further approval of the Company’s shareholders, there will be (i) no increase in the number of shares that may be issued under the 2015 Plan (except by operation of the 2015 Plan's adjustment sections), (ii) no change in the class of persons eligible to receive incentive stock options, and (iii) no other amendment of the 2015 Plan that would require the approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system on which the shares may then be listed or quoted.

Adjustments to Number of Shares
Changes in Capitalization. Pursuant to the 2015 Plan, in the event of a change with respect to the outstanding shares of Class A Common Stock by reason of a share dividend, share split, recapitalization, reclassification, split up, combination of shares, any distribution to holders other than cash dividends, or any reorganization, amalgamation, merger, consolidation or similar corporate transaction affecting the number of shares of Class A Common Stock, the number of shares available for grant of awards and the number and type of shares for which any award is exercisable as well as the exercise price, or any other affected term of an award, will be equitably adjusted by the Compensation Committee.
Change in Control. For purposes of the 2015 Plan, a "change in control" shall be deemed to have occurred upon (i) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors, provided, that any amalgamation, consolidation, merger or other business combination effected solely to change the domicile of the Company shall not constitute a Change in Control; (ii) the occurrence of an event the result of which is that any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; (iii) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company and its Affiliates to an unaffiliated third party or the liquidation or dissolution of the Company; or (iv) a change in the composition of the Board in any two-year period, such that a majority of the members of the Board are not (A) persons who were directors at the beginning of such period or (B) persons who are elected, or nominated for election, to the Board by an affirmative vote of the majority of such directors (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); provided, however, that (I) a change in control will not include a Time Warner Transaction (as described below), and (II) for purposes of any award or subplan that may constitute deferred compensation within the meaning of Code section 409A, the Committee, in its discretion, may specify a different definition of change in control in order to comply with or cause an award to be exempt from the provisions of Code section 409A.
For purposes of the 2015 Plan, a "Time Warner Transaction" is (i) any transaction or event (including the exercise of conversion rights under any convertible security) the result of which is that AT&T Inc. (as the successor to the beneficial ownership interest of Time Warner Inc. in the Company) becomes the beneficial owner, directly or indirectly, of securities (including any securities attributed to it as part of a group under Section 13(d) of the Exchange Act) representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote in the election of directors; or (ii) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; provided, that AT&T Inc. is the beneficial owner of 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger. For the avoidance of doubt, in the event AT&T Inc. is the beneficial owner of less than 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger, such transaction shall constitute a Change in Control.

In the event of any transaction resulting in a change in control of the Company, all outstanding awards will terminate unless provision is made for the continuation, assumption or substitution of outstanding awards (as determined by the Compensation Committee) by the surviving entity. In the event awards are terminated as a result of a change in control, the Compensation Committee may, in its discretion, accelerate the vesting or payment of, or cause the restrictions to lapse with respect to such awards with effect on or immediately prior to such change in control (including any performance-based awards, which, if accelerated, shall vest in respect of the target amount of such awards) and may permit the holders of options and other awards under the plan, immediately before the change in control, to exercise or convert all portions of such options or other awards under the plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change in control. If there is a change of control, the Compensation Committee may in its discretion determine to cancel any outstanding awards in exchange for cash, stock, or other property equal to the fair market value of the consideration in the transaction less the exercise or purchase price per share. The Compensation Committee shall set forth in the applicable award agreements the effect of a Time Warner Transaction on an award.
Unusual or Nonrecurring Events. The Compensation Committee shall be permitted to make, in its discretion, adjustments to the terms of awards as a result of unusual or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws or regulations, when the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or the enlargement of intended benefits under the 2015 Plan.
Option or SAR Repricing. Repricing of underwater options and SARs requires shareholder approval.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2015 Plan and does not attempt to describe all possible federal or other tax consequences (including the application, if any, of the alternative minimum tax) of such participation or tax consequences based on particular circumstances or any other taxing jurisdiction.
This summary is based on the tax rules in effect when this proxy statement was prepared, and these rules could change by the time any awards received under the 2015 Plan are exercised. This summary assumes that all awards granted under the 2015 Plan will be either exempt from or compliant with Section 409A of the Code.
If a participant is an individual not subject to U.S. taxes, the participation by such participant in the 2015 Plan is governed by the tax laws applicable to such individuals.
Participants in the 2015 Plan are advised to consult with their own tax, financial and legal advisors, as appropriate, to ensure that such participants understand the consequences of acquiring shares of Class A Common Stock subject to an award under the 2015 Plan. The Company is not providing tax advice by virtue of providing the following discussion or any other disclosure.
Incentive Stock Options. A participant will not recognize taxable income or gain as a result of the grant or, as described below, upon exercise of an incentive stock option qualifying under Section 422 of the Code. If an incentive stock option is exercised more than three months after a participant terminates employment with the Company and its parents or subsidiaries connected by at least 50% ownership (or more than one year after a participant terminates employment due to permanent and total disability), however, the option will be treated like a nonstatutory stock option, as described below. This timing restriction generally does not apply to an incentive stock option exercised after a participant’s death by such participant’s estate (or the person who inherited the option by bequest or inheritance), if such participant’s death occurred before the deadline.

Participants who neither dispose of their shares within two years following the date the incentive stock option was granted nor within one year following the exercise of the option will generally recognize long-term capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. No U.S. employment tax is owed in connection with an incentive stock option, including in the case of a disqualifying disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. This capital gain or loss will be long term if the participant’s holding period of the stock exceeds one year, and otherwise will be short term. In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. This capital gain or loss will be long term if the participant’s holding period of the stock exceeds one year, and otherwise will be short term.
Restricted Stock Unit. A participant generally will recognize no income upon the receipt of a restricted stock unit. Upon the settlement of a unit, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined below under “Restricted Stock”), will be taxed as capital gain or loss. This capital gain or loss will be long term if the participant’s holding period of the stock exceeds one year, and otherwise will be short term.
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code (a “Section 83(b) election”), to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If, after making a Section 83(b) election, a participant subsequently forfeits the shares, such participant will not be entitled to a corresponding ordinary deduction. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. This capital gain or loss will be long term if the participant’s holding period of the stock exceeds one year, and otherwise will be short term.

Stock Appreciation Rights. A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.
Registration with the SEC
We intend to file a registration statement on Form S-8 relating to the issuance of 10 million shares of our Class A Common Stock under the Amended 2015 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable following the approval of this Proposal by our shareholders.
NASDAQ Shareholder Approval Requirement
We are seeking shareholder approval to amend the 2015 Plan to increase the number of shares of Class A Common Stock reserved for issuance thereunder by 10 million pursuant to the NASDAQ Marketplace rules.
NASDAQ Marketplace Rule 5635(c) requires shareholder approval prior to the issuance of securities when a stock option or purchase plan is established or materially amended or other equity compensation agreement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants. Therefore, we are seeking shareholder approval pursuant to Rule 5635(c).
Vote Required; Recommendation
The proposal to amend the 2015 Plan to increase the number of shares of Class A Common Stock available for issuance thereunder by 10 million shares requires a simple majority of the votes cast at the Meeting, in person or by proxyholders present at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the proposal to amend the 2015 Plan to increase the number of shares of Class A Common Stock available for issuance thereunder by 10 million shares.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE 2015 PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 10 MILLION SHARES.

PROPOSAL 3
AMENDMENTS TO BYE-LAWS 137, 145 AND 147
On March 28, 2019, the Board of Directors approved amendments to Bye-law 137 and conforming amendments to Bye-laws 145 and 147 of the Company's Bye-laws, subject to approval of such amendments by the Company's shareholders, in order to authorize the Board of Directors to declare dividends or make distributions out of contributed surplus13 pursuant to Bermuda law.
The original language of Bye-law 137 permitted the Company in a general meeting to declare dividends be paid or make distributions of contributed surplus in an amount recommended by the Board of Directors; provided that any such declaration could not be in excess of the amount recommended by the Board. The general meeting could adopt such a decision by simple majority vote. The Bermuda Companies Act 1981 (as amended, the "Companies Act") permits directors to declare dividends and make distributions out of contributed surplus in accordance with the Companies Act, but does not require shareholder approval of such dividends or distributions. Consistent with the Companies Act, the
13 Under Bermuda law, contributed surplus is an account of a company that may be used to make distributions to shareholders. Contributed surplus includes the donations of cash or other assets to a company and the excess value recorded in an exchange offer or other share exchange. Under US GAAP, contributed surplus would be a component of additional paid-in capital. As of December 31, 2018, the Company did not have any amount representing contributed surplus.

amendment to Bye-law 137 authorizes the Board of Directors to declare dividends and to make distributions out of contributed surplus. We believe that granting the Board the authority to declare dividends and make other distributions recognizes the central role the Board would be expected to play in declaring a dividend or making other distributions in any event and would bring the Company’s Bye-laws into conformity with the general practice in Bermuda in this regard. In addition, granting the Board of Directors this authority provides the Company greater flexibility in making any capital allocation decisions in the future without the additional expense of organizing a shareholder vote to give effect to such decisions.14
The amendments to Bye-laws 145 and 147 are technical amendments to ensure provisions in these Bye-laws relating to dividend or distribution declarations do not conflict with the amendment to Bye-law 137.
The revised versions of Bye-laws 137, 145 and 147 shall read as follows, showing any text deleted from the current wording of such Bye-laws as strikethrough and any new wording in bold text.

137. ~~Subject to the Act, the Company in General Meeting may from time to time declare dividends in any currency to be paid to the Members but no dividend shall be declared in excess of the amount recommended by the Board. The Company in general meeting~~The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend in any currency to be paid to the Members, in proportion to the number of shares held by them except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide. The Board may also make a distribution to the Members out of any contributed surplus (as ascertained in accordance with the Act).

145. Whenever the Board ~~or the Company in general meeting~~ has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe for securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

147. Before ~~recommending~~ declaring any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to dividend or distribute to the Members.

14 While the Company has no current intention to pay dividends to shareholders, the Company may pursue capital allocation alternatives, including dividends, in the future as its operating and financial performance improves. Under the Reimbursement Agreement, the Company is required to satisfy a financial covenant based on total leverage in order for dividends to be declared or paid. In addition, payment of dividends or making other distributions would require the consent of the holder of our Series B Convertible Redeemable Preferred Stock.

Vote Required; Recommendation
The adoption of the amendments to Bye-laws 137, 145 and 147 of the Company's Bye-laws requires a simple majority of the votes cast at the Meeting, in person or by proxyholders present at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the amendments to Bye-laws 137, 145 and 147.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENTS TO BYE-LAWS 137, 145 and 147.

PROPOSAL 4
AMENDMENT TO BYE-LAW 138
On March 28, 2019, the Board of Directors approved an amendment to Bye-law 138 of the Company's Bye-laws, subject to approval of such amendment by the Company's shareholders, to conform the language of this Bye-law to the requirements of the Companies Act in respect of one of the tests to be satisfied in advance of dividend payments or distributions out of contributed surplus.
The Companies Act provides that a company shall not declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the company's assets would thereby be less than its liabilities. The amendment to Bye-law 138 replaces a previous formulation for this test with the current requirement in the Companies Act. Accordingly, we propose to amend Bye-law 138 to bring it into conformity with the specific requirements of the Companies Act.
The revised version of Bye-law 138 shall read as follows, showing the text deleted from the current wording of such Bye-law as strikethrough.

138. No dividend shall be paid or distribution made out of contributed surplus if to do so would render the Company unable to pay its liabilities as they become due or the realisable value of its assets would thereby become less than ~~the aggregate of~~ its liabilities ~~and its issued share capital and share premium accounts~~.
Vote Required; Recommendation
The adoption of the amendment to Bye-law 138 of the Company's Bye-laws requires a simple majority of the votes cast at the Meeting, in person or by proxyholders present at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the amendment to Bye-law 138.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO BYE-LAW 138.

PROPOSAL 5
SELECTION OF AUDITORS
At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Ernst & Young LLP (“EY”) be appointed to serve as our independent registered public accounting firm for the year ending December 31, 2019. Representatives of EY have been invited to attend the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.
Audit Fees
EY’s audit fees (including reimbursement of out-of-pocket expenses) for auditing our annual consolidated financial statements for the year ended December 31, 2018 and reviewing our interim financial statements included in our filings on Forms 10-Q were US$ 2,101,000 (2017: US$ 2,070,000).
Audit-Related Fees
We paid no audit-related fees to EY for the years ended December 31, 2018 and 2017.
Tax Fees
We did not engage EY for tax related services during the year ended December 31, 2018 and paid US$ 3,000 to EY during the year ended December 31, 2017.
All Other Fees
There were no other fees paid to EY for the years ended December 31, 2018 or 2017.
Policy on Pre-Approval of Services Provided by the Auditor
The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining our auditor’s independence prior to the incurrence of such fees in accordance with the Charter of the Audit Committee. All engagements of the auditors are approved in advance by the Audit Committee. At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year. Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee. Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).
Vote Required; Recommendation
The appointment of Ernst & Young LLP to serve as our independent registered public accounting firm in respect of the fiscal year ending December 31, 2019 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires a simple majority of the votes cast at the Meeting, in person or by proxyholders present at the Meeting, provided that a quorum is present. Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2019 AND AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

SHAREHOLDER PROPOSALS
Shareholder proposals must be received by our Secretary at our principal executive office by December 11, 2019 in order to be considered for inclusion in proxy materials distributed in connection with the 2020 Annual General Meeting of Shareholders. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2020 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by December 11, 2019.
GENERAL MATTERS
Attending the Meeting
Only shareholders of record as of April 8, 2019 or their proxy holders or, in the case of corporate shareholders, their authorized representatives, are entitled to attend the Meeting. The Chairman of the Meeting has complete authority to determine who is permitted to attend the Meeting, including granting admission to individuals other than shareholders of record.
Registered shareholders (or their proxy holders or authorized representatives, as the case may be) who wish to gain admission to the Meeting must present a valid form of photo identification, such as a passport, driving license or other government-issued photo identification. Beneficial owners must provide evidence of ownership to be admitted to the Meeting. Such evidence can include the voting instruction received from a bank, broker or other nominee, or a bank or brokerage account statement reflecting ownership as of April 8, 2019. Please note that cameras, sound or video equipment, cellular telephones, smartphones or similar equipment or other electronic devices will not be permitted in the Meeting room.
To obtain directions to the Meeting, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton HM 08, Bermuda.
Voting at the Meeting
Only registered shareholders or persons holding a proxy executed by a registered shareholder may vote their shares at the Meeting. If you are a beneficial owner, you must present a duly authorized proxy to the Chairman of the Meeting in order to vote your shares at the Meeting. We recommend beneficial owners who wish to vote their shares at the Meeting contact their bank, broker or other nominee to ascertain the registered nominee holder of their shares that is named on our register of members. Members may obtain a copy of our register of members by contacting our registrar in Bermuda, Citco (Bermuda) Limited, at O'Hara House, 3 Bermudiana Road, Hamilton HM 08, Bermuda.
Revoking Proxies
Shareholders may change their vote at any time before the vote is taken at the Meeting by revoking their proxy. Registered shareholders may revoke their proxies by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Beneficial owners must follow the instructions of their broker, bank or other nominee to revoke their voting instructions. Please note attending the Meeting in person will not revoke a prior executed proxy without following the procedures set forth above.
Conduct at the Meeting
In accordance with Bermuda law, no business other than that set forth in the Notice of Annual General Meeting of Shareholders accompanying this proxy statement is permitted to be proposed at the Meeting. The Chairman of the Meeting has authority to conduct the Meeting in an orderly and timely manner and may exercise complete discretion in recognizing shareholders (or their proxy holders or authorized representatives, as the case may be) who wish to speak at the Meeting and determining the extent or length of discussion on each item of business to ensure that the meeting is conducted in a manner that is fair to all shareholders. Only shareholders (or their proxy holders or authorized representatives, as the case may be) may address the Meeting.

Miscellaneous
We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid. In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of US$ 8,500 plus expenses. We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.
Our Annual Report on Form 10-K for the year ended December 31, 2018 is being delivered to shareholders together with this proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2019: our proxy statement and annual report on Form 10-K are available on our website at www.cme.net.

By order of the Board of Directors,
DANIEL PENN
Secretary
Hamilton, Bermuda
April 9, 2019

ANNEX A

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
2015 STOCK INCENTIVE PLAN
1.    Purpose and Types of Awards
The purpose of the Central European Media Enterprises Ltd. 2015 Stock Incentive Plan (as amended from time to time, the “Plan”) is to promote the long-term growth and profitability of the Company by (i)  enabling the Company to recruit and retain employees, and non-employee directors, (ii) providing key people with incentives to contribute to the growth and financial success of the Company through the granting of Awards, and (iii) promoting increased ownership of equity of the Company to better align the interests of employees and directors of the Company with its shareholders.
The Plan permits the granting of Options, Restricted Stock Units, Restricted Stock, SARs, or any combination of the foregoing.
2.    Definitions
Under this Plan, except where the context otherwise indicates, the following definitions apply:
(a)    “Affiliate” means any entity (including, but not limited to, joint ventures, limited liability companies, and partnerships) which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, that AT&T Inc. (as the successor to the beneficial ownership interest of Time Warner Inc. in the Company) shall not be an Affiliate of the Company for purposes of this definition. For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of securities or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.
(b)    “Award” means any Option, Restricted Stock Unit Award, Restricted Stock Award, or SAR .
(c)    “Award Agreement” means a written or electronic agreement and any amendments thereto (including any amendments effected through a Participant’s employment agreement or amendments thereto), between the Company and a Participant setting out the terms and conditions of an Award granted pursuant to the Plan.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means:
(i)    the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; provided, that any amalgamation, consolidation, merger or other business combination effected solely to change the domicile of the Company shall not constitute a Change in Control;
(ii)    the occurrence of an event the result of which is that any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;
(iii)    the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company and its Affiliates to an unaffiliated third party or the liquidation or dissolution of the Company; or

(iv)    a change in the composition of the Board in any two-year period, such that a majority of the members of the Board are not (A) persons who were directors at the beginning of such period or (B) persons who are elected, or nominated for election, to the Board by an affirmative vote of the majority of the such directors (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);
provided, however, that (I) a Change in Control shall not include a Time Warner Transaction, and (II) for purposes of any Award or subplan that may constitute deferred compensation within the meaning of Code section 409A, the Committee, in its discretion, may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.
(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto, as well as any regulations promulgated thereunder.
(g)    “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board consisting of no fewer than two members that has been delegated authority to administer the Plan as provided in Section 3 hereof.
(h)    “Company” means Central European Media Enterprises Ltd., a Bermuda company limited by shares.
(i)    “Effective Date” means April 20, 2015, the date the Board ~~approves~~ approved the Plan.
(j)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(k)    “Fair Market Value” means, with respect to the Shares, as of any date:
(i)    if there is a public market for the Shares and the Shares are listed on NASDAQ, the closing price per Share for a regular market session on that date on NASDAQ or, if no sale is reported for that date, on the last preceding day on which a sale was reported;
(ii)    if the Shares are no longer listed on NASDAQ, the closing price per Share on the principal exchange or market for the Shares (as determined by the Committee if the Shares are listed or admitted to trading on more than one exchange or market) or, if no sale is reported for that date, on the last preceding day on which a sale was reported; or
(iii)    if the Shares are neither listed or admitted to trading on a national securities exchange or an established securities market the value determined by the Committee in good faith by the reasonable application of a reasonable valuation method.
(l)    “Incentive Stock Option” means any Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code.
(m)    “Non-qualified Stock Option” means any Option granted under Section 6 that is not an Incentive Stock Option.
(n)    “Option” means any option granted under Section 6.
(o)    “Participant” means an employee, prospective employee, or non-employee director of the Company or an Affiliate who is selected by the Committee to participate in the Plan.
(p)    “Performance-Based Award” means an Award that vests on the attainment of one or more Performance Measures established by the Committee.

(q)    “Performance Measures” mean criteria established by the Committee relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income before depreciation and amortization (OIBDA); operating income; pre- or after-tax income; free cash flow; cash flow per Share; net earnings; earnings per Share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; Share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company’s meeting specified goals relating to revenues, costs, market penetration or share, business expansion, acquisitions, divestitures or other corporate transactions.
(r)    “Prior Plan” means the Company’s Amended and Restated Stock Incentive Plan, as amended.
(s)    “Restricted Stock” means Shares granted pursuant to Section 8 that are subject to such vesting and transfer restrictions as determined by the Committee and such other restrictions as set forth in the Plan and the applicable Award Agreement.
(t)    “Restricted Stock Unit” means a contractual right granted to a Participant who receives an Award pursuant to Section 7 which represents a notional unit interest equal in value to a Share.
(u)    “SAR” means a stock appreciate right granted pursuant to Section 9.
(v)    “Share” means a share of Class A Common Stock, par value $0.08 per share, of the Company.
(w)    “Subsidiary” means any “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(x)    “Time-Based Award” means an Award that vests in one or more installments over a period of a Participant’s employment or other service to the Company as specified by the Committee.
(y)    “Time Warner Transaction” means (i) any transaction or event (including the exercise of conversion rights under any convertible security) the result of which is that AT&T Inc. (as the successor to the beneficial ownership interest of Time Warner Inc. in the Company) becomes the beneficial owner, directly or indirectly, of securities (including any securities attributed to it as part of a group under Section 13(d) of the Exchange Act) representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; or (ii) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; provided, that ~~Time Warner~~ AT&T Inc. is the beneficial owner of 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger. For the avoidance of doubt, in the event ~~Time Warner~~ AT&T Inc. is the beneficial owner of less than 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger, such transaction shall constitute a Change in Control.
3.    Administration
(a)    Administration of the Plan. The Plan shall be administered by the Committee. It is intended that each member of the Committee shall satisfy the requirements for (i) an “independent director” for purposes of the charter of the Committee and the NASDAQ Marketplace Rules (or rules of such other applicable exchange) and (ii) a “nonemployee director” for purposes of Rule 16b-3 of the Exchange Act.

(b)    Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant, and establish terms and conditions of, Awards under and consistent with the Plan, prescribe Award Agreements evidencing such Awards and establish programs for granting Awards. Awards may be granted individually or with other types of Awards. All Awards are subject to the terms and conditions provided in the Award Agreement and the Plan.
The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the Participants; (ii) determine the types of Awards to be granted; (iii) determine the number of Shares to be covered by or used for reference purposes for each Award; (iv) establish such terms, limitations, restrictions and conditions upon any such Award consistent with the Plan as the Committee shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided, that, except as provided in Sections 6 to 10 of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder and no such modification, amendment or substitution that results in repricing the Award, as described in Section 10(e), shall be made without prior shareholder approval); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any Participant’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub‑plans, and prescribe, amend and rescind rules and regulations relating to such sub‑plans.
The Committee shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, and instruments for the administration of the Plan as the Committee deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee shall deem it desirable to carry it into effect. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned (including, but not limited to, the Participants and their successors).
(c)    Non-Uniform Determinations. The Committee’s determinations under the Plan (including without limitation, determinations of the Participants, the form, amount and timing of Awards; the terms and provisions of such Awards, the Award Agreements evidencing such Awards, and the ramifications of a Change in Control and/or a Time Warner Transaction on outstanding Awards) need not be uniform and may be made by the Committee selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
4.    Shares Available for the Plan
Subject to adjustments as provided in Section 10 of the Plan, the Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of ~~6~~ 16 million Shares plus the number of Shares that remain available for future grants of Awards under the Prior Plan immediately before its termination as of the Effective Date; provided, however, that no more than an aggregate of ~~6~~ 16 million Shares may be issued pursuant to Incentive Stock Options. The Company shall reserve such number of Shares for Awards under the Plan, subject to adjustments as provided in Section 10 of the Plan. If any award, or portion of an award, under the Plan or Prior Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of Shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any Shares are surrendered to the Company in connection with any award under this Plan or the Prior Plan, or if any Shares are withheld by the Company, the Shares subject to such award under this Plan or the Prior Plan and the surrendered and withheld Shares shall thereafter be available for further Awards under the Plan.

5.    Participation
Participation in the Plan shall be open to all employees, officers, and directors of the Company, or of any Affiliate of the Company, as may be selected by the Committee from time to time. The Committee may also grant Awards to individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided, that such Awards shall not become effective, vested or exercisable, and no Shares shall be issued to such individual, prior to the date the individual first commences performance of such services.
6.    Options
(a)    Stock Options. The Committee may from time to time grant to Participants Awards of Incentive Stock Options or Non-qualified Stock Options.
(b)    Exercise Price. The exercise price of an Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted.
(c)    Vesting of Options. Options granted under the Plan shall vest and become exercisable at such times and on such terms and conditions as determined by the Committee, which will be set out in an Award Agreement. Except as otherwise specified in the Award Agreement or permitted under the Plan, the first installment of an Award of Options shall not vest during the period commencing on the date of grant of such the Award of such Options and ending on the day preceding the first anniversary of such grant date. In no event shall an Option be exercisable for more than ten years after the date it is granted.
(d)    Exercise of Options. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all or any part of the Shares for which it is then exercisable. The purchase price and any applicable withholding tax for the Shares as to which the Option is exercised shall be paid to the Company pursuant to one or more of the following methods: (i) in cash, (ii) by delivering irrevocable instructions to a broker to sell such number of Shares obtained on the exercise of the Option and to deliver promptly to the Company an amount of proceeds of such sale equal to the purchase price for the Options being exercised and any applicable withholding tax, (iii) such other method as set forth in an Award Agreement, or (iv) a combination of the foregoing.
(e)    Incentive Stock Options. Awards of Incentive Stock Options shall be limited to employees of the Company or of any Affiliate and any other individuals who are eligible to receive incentive stock options under the provisions of Code section 422. No Option shall be an Incentive Stock Option unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option.
(f)    No Rights as Shareholder. A Participant who receives an Award of Options shall not be a shareholder on receipt of such Award and such a Participant shall not have any rights of a shareholder with respect to any Shares in respect of such Award or have any rights to dividends until such Shares are delivered under such Award.
7.    Restricted Stock Units
(a)    Grants of Restricted Stock Units. The Committee may make Awards of Restricted Stock Units.
(b)     Vesting of Restricted Stock Units. The Committee shall determine any vesting requirements with respect to an Award of Restricted Stock Units, which will be set out in the applicable Award Agreement. Awards of Restricted Stock Units may be Time-Based Awards or Performance-Based Awards. In addition, except as otherwise specified in the Award Agreement or permitted under the Plan, the first installment of an Award of Restricted Stock Units shall not vest during the period commencing on the date of grant of the Award of such Restricted Stock Unit and ending on the day preceding the first anniversary of such grant date.
(c)    Settlement. Each Restricted Stock Unit may be settled at the time or times determined by the Committee and on such other terms as specified in the Award Agreement, which may be on or following the vesting of an Award. The Committee shall determine at the time of the grant of an Award of Restricted Stock Units whether the Award shall be settled in Shares or in cash.
(d)    No Rights as Shareholder. A Participant who receives an Award of Restricted Stock Units shall not be a shareholder on receipt of such Award and such a Participant shall not have any rights of a shareholder with respect to any Shares in respect of such Award or have any rights to dividends until such Shares are delivered under such Award.

8.    Restricted Stock
(a)    Grants of Restricted Stock. The Committee may make Awards of Restricted Stock.
(b)     Vesting of Restricted Stock. The Committee shall determine any vesting requirements with respect to an Award of Restricted Stock, which will be set out in the applicable Award Agreement. The Committee may make Awards of Restricted Stock that are Time-Based Awards or Performance-Based Awards. In addition, except as otherwise specified in the Award Agreement or permitted under the Plan, the first installment of an Award of Restricted Stock shall not vest during the period commencing on the date of grant of the Award of such Restricted Stock and ending on the day preceding the first anniversary of such grant date.
(c)    Shares of Restricted Stock. Shares representing an Award of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or one or more stock certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Committee may require that any stock certificates in respect of an Award of Restricted Stock be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a share transfer form, endorsed in blank, relating to the Shares covered by such Award that will permit the transfer to the Company of any or all Shares of Restricted Stock that shall be forfeited in accordance with the corresponding Award Agreement or shall not become vested in accordance with the corresponding Award Agreement or the Plan.
(d)    Rights as Shareholder. A Participant who receives an Award of Restricted Stock shall on receipt of such Award be a shareholder of the Company with respect to all shares of Restricted Stock and be entitled to vote such Shares, to receive all cash dividends made in respect of such shares and to exercise all other rights in respect of such Restricted Stock except that during the period when the Shares are unvested (the “Restricted Period”):
(i)    for any stock certificates for which the Committee requires that the Company retain custody, a Participant will not be entitled to delivery of the stock certificate or other evidence of such Restricted Stock before the end of such Restricted Period and unless all other vesting requirements shall have been satisfied;
(ii)    the Company will not issue any dividends or other distributions (“Retained Distributions”) made or declared with respect to such Restricted Stock until such time as the Shares of Restricted Stock in respect of which such Retained Distributions shall have been made or declared shall have become vested (and such Retained Distributions shall be subject to the same restrictions and other terms and conditions as are applicable to the Shares of Restricted Stock underlying such Restricted Distributions);
(iii)    except as permitted by Section 11(b), a Participant who receives an Award of Restricted Stock shall not sell, assign, exchange, transfer, pledge, charge, hypothecate or otherwise dispose of or encumber any of the Shares of Restricted Stock before the end of the Restricted Period and unless all other vesting requirements have been satisfied; and
(iv)    any breach of any restrictions or other terms or conditions of such Award of any Restricted Stock or any Retained Distributions in respect thereof will result in such Restricted Stock or Retained Distributions being forfeited by means of repurchase in accordance with the corresponding Award Agreement.
9.    Stock Appreciation Rights
The Committee may from time to time grant Awards of SARs to Participants. An SAR entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the base price per Share specified in the Award Agreement, times (ii) the number of Shares specified by the SAR, or portion thereof, which is exercised. The base price per Share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the grant date or the exercise price of any tandem Option Award to which the SAR is related. No SAR shall have a term longer than ten years’ duration. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Shares or cash, or any combination of Shares and cash, as determined in the sole discretion of the Committee. If upon settlement of the exercise of an SAR, a Participant is to receive a portion of such payment in Shares, the number of Shares shall be determined by dividing such portion by the Fair Market Value of a Share on the exercise date. No fractional Shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional Shares or whether such fractional Shares shall be eliminated.

10.    Adjustments Following Certain Events
Except to the extent otherwise provided in an Award Agreement and notwithstanding any other provisions of the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)    Changes in Capitalization. In the event there is any change with respect to the outstanding Shares by reason of any share dividend, share split, recapitalization, reclassification, split up, combination of shares, any distribution to holders of Shares other than cash dividends, or any reorganization, amalgamation, merger, consolidation or similar corporate transaction affecting the Shares (other than a transaction described in Section 10(b) or (c)), then (i) the number and type of Shares or other rights or securities available for issuance under the Plan (including such rights or securities issuable in the event the Company is not the surviving entity in such reorganization, amalgamation, merger or consolidation), (ii) the number, class or price per share of any outstanding Awards, or (iii) any other affected term of any Award, shall be equitably adjusted by the Committee
(b)    Change in Control. In the event of any transaction resulting in a Change in Control of the Company, outstanding Options and other Awards that are payable in or convertible into Shares under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards or for the substitution of equivalent awards by the surviving or successor entity or a parent thereof, as determined in the sole discretion of the Committee. In the event of such termination, the Committee may, in its discretion, accelerate the vesting or payment of, or cause the restrictions to lapse with respect to, the outstanding Options and other Awards that will terminate upon the effective time of the Change in Control, with effect on or immediately before the effective time of the Change in Control (including any Performance-Based Awards, which, if accelerated, shall vest in respect of the target amount of such Awards), and may permit the holders of Options and other Awards under the Plan, immediately before the Change in Control, to exercise or convert all portions of such Options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.
The Committee may, in its sole discretion and without the consent of any Award holder, determine that, upon the occurrence of a Change in Control, each or any Award outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share subject to such canceled Award in (I) cash, (II) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (III) other property which, in any such case, shall be in an amount having a fair market value (as determined by the Committee) equal to the fair market value of the consideration to be paid per Share in the Change in Control, reduced (but not below zero) by the exercise or purchase price per Share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per Share equal to or greater than the fair market value (as determined by the Committee) of the consideration to be paid per Share in the Change in Control may be canceled without payment of consideration to the holder thereof.
(c)    Time Warner Transaction. The Committee shall set forth in the applicable Award Agreements the effect of a Time Warner Transaction on the Award.
(d)    Unusual or Nonrecurring Events. The Committee is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, that no such adjustment shall be made in contravention of Code section 409A with respect to any Award that constitutes a deferred compensation arrangement within the meaning of Code section 409A.

(e)    Option or SAR Repricing. Without the affirmative vote of holders of a majority of the Shares cast in person or by proxy at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding Shares is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per Share greater than the then Fair Market Value of a Share (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, other Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to the foregoing subsections of this Section 10.
11.    Miscellaneous
(a)    Withholding of Taxes and Offsets. Participants and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Committee for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. If determined by the Committee, any withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; and the Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Shares. In the event that payment to the Company or its Affiliate of such tax obligations is made in Shares, such Shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant or holder of an Award. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Shares, cash or other thing of value under this Plan or an Award Agreement to be transferred to the Participant, and no Shares, cash or other thing of value under this Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims against the Company and its Affiliates in respect thereof.
(b)    Non-Transferability. Except as otherwise determined by the Committee and, in any event in the case of an Incentive Stock Option or a SAR granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Committee in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of a Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Committee shall establish such procedures as it deems appropriate for Awards to be exercised following the death of a Participant.
(c)    Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, or directors of entities who become or are about to become employees, officers, or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.
(d)    No Restrictions on Corporate Acts. Neither the existence of the Plan nor any Award shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any amalgamations, merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

(e)    Amendment, Modification and Termination of the Plan. The Board may amend or modify or terminate the Plan at any time. However, without further approval of the Company’s shareholders, there shall be (i) no increase in the number of Shares that may be issued under the Plan (except by operation of the Plan’s adjustment sections), (ii) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require the approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system on which the Shares may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided in the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to or exempting them from any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Code section 409A.
(f)    No Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of the Company of an Affiliate or shall interfere in any way with the right of the Company or its Affiliates to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements, plans or schemes.
(g)    Compliance with Securities Laws; Listing and Registration. If at any time the Committee determines that the delivery of Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise an Award or receive Shares pursuant to an Award shall be suspended until the Committee determines that such delivery is lawful. If at any time the Committee determines that the delivery of Share under the Plan would or may violate the rules of the national exchange on which the Shares are then listed for trade, the right to exercise an Award or receive Shares pursuant to an Award shall be suspended until the Committee determines that such delivery would not violate such rules. The Company shall have no obligation to effect any registration or qualification of the Shares under Federal, state or foreign laws.
The Company may require that a Participant, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that such person will not dispose of the Shares so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Shares in compliance with applicable Federal, state or foreign securities laws. The stock certificates for any Shares issued pursuant to this Plan may bear a legend restricting transferability of such Shares unless such shares are registered or an exemption from registration is available under the U.S. Securities Act of 1933, as amended, and applicable state or foreign securities laws.
None of the Company, any Affiliate or the Committee shall have any duty or obligation to disclose affirmatively in any manner to a Participant or holder of any Award, and such holder shall have no right to be advised of, any material non-public information regarding the Company or any Affiliate at any time prior to, upon or in connection with, the receipt, exercise or settlement of an Award.
(h)    Plan Binding. This Plan shall inure to the benefit of and be binding on each successor and assign of the Company. All obligations imposed on a Participant, and all rights granted to the Company hereunder, shall be binding on the Participant’s heirs, legal representatives, successors and assigns. This Plan and each Award Agreement or certificate granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof.
(i)    Governing Law. The validity, construction and effect of the Plan, of Award Agreements, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of Bermuda.

(j)    Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
(k)    International Participants. To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States of America, the Committee may in its discretion modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions.
(l)    Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision may be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the holder of the Award, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. Neither the Company nor any Affiliate shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
(m)    Effective Date; Expiration of the Plan. The Plan ~~is effective as of the date on which the Plan is adopted by the Board,~~ became effective on April 20, 2015 and was approved by the Company's shareholders on June 1, 2015. The Plan was amended by the Board on March 28, 2019, subject to the approval of the Company's shareholders ~~within twelve months after such date~~ in accordance with Section 11(e). No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the Effective Date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
* * * * *

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS – MAY 20, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Sarah Turnbull, Daniel Penn, Robert Alexander, Jennifer Panchaud and Guy Cooper, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 8, 2019 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08, Bermuda, on May 20, 2019, at 1:00 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the five named individuals as directors (ii) FOR the amendment of the 2015 Stock Incentive Plan to increase the number of shares of Class A Common Stock available for issuance thereunder by 10 million shares, (iii) FOR the amendment of Bye-laws 137, 145, and 147 of the Company's Bye-laws, (iv) FOR the amendment of Bye-law 138 of the Company's Bye-laws and (v) FOR the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2019 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.1 14475

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

May 20, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333333000000 5 052019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4, AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: The election of five directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:			
01. JOHN K. BILLOCK	☐	☐	☐
02. ALFRED W. LANGER	☐	☐	☐
03. PARM SANDHU	☐	☐	☐
04. KELLI TURNER	☐	☐	☐
05. TREY TURNER	☐	☐	☐
2. The amendment of 2015 Stock Incentive Plan to increase the number of shares of Class A Common Stock available for issuance thereunder by 10 million shares.	☐	☐	☐
3. The amendment of Bye-laws 137, 145 and 147 of the Company's Bye-laws.	☐	☐	☐
4. The amendment of Bye-law 138 of the Company's Bye-laws.	☐	☐	☐
5. The appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2019 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.	☐	☐	☐

Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on May 20, 2019 and the Proxy Statement dated April 9, 2019, prior to the signing of this proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.